Exhibit 10.1

CREDIT AGREEMENT

among

ENTEGRIS, INC.

and

POCO GRAPHITE, INC.,

as Borrowers;

VARIOUS LENDERS;

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Lead Bookrunner

Closing Date: June 9, 2011

$30,000,000 Revolving Credit Facility

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EXHIBITS AND SCHEDULES

Exhibit A	Commitments and Addresses

Exhibit B	Revolving Note

Exhibit C	Swingline Note

Exhibit D	Revolving Facility Borrowing Request

Exhibit E	Certificate of Officer as to Financial Statements

Exhibit F	Assignment and Assumption

Schedule 2.7(a)	Existing Letters of Credit

Schedule 4.4	Organization Chart

Schedule 4.7	Litigation

Schedule 4.12	Environmental Matters

Schedule 6.1	Liens in Existence on the Date of this Agreement

Schedule 6.2	Debt in Existence on the Date of this Agreement

Schedule 6.3	Investments in Existence on the Date of this Agreement

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CREDIT AGREEMENT

This Agreement is entered into as of June 9, 2011, by and among ENTEGRIS, INC., a Delaware corporation (“Entegris”), and POCO GRAPHITE, INC., a Delaware corporation (“POCO Graphite”; Entegris and POCO Graphite are collectively referred to as the “Borrowers” and each is a “Borrower”), the several banks and other financial institutions from time to time party hereto as lenders (the “Lenders” and each is a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as administrative agent for the Lenders (in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein:

“Adjusted LIBO Rate” means, with respect to an Interest Period or a one-month interest period in connection with the Daily One-Month LIBO Rate, as applicable, the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) obtained by dividing (a) the applicable LIBO Rate by (b) a percentage equal to 1.00 minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar fundings.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a loan of funds by a Lender to the Borrowers under a Facility.

“Affiliate” means, with respect to a Person, (a) any officer of such Person or member of the Governing Board of such Person, (b) any Person who, individually or with his immediate family owns or holds more than 10% of the voting interest in the subject Person, and (c) any Person controlled by, controlling or under common control with such Person, including (but not limited to) any Subsidiary of such Person. For purposes of this definition, “control,” when used with respect to a Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement no Lender Party shall be deemed to be an Affiliate of any Obligor. Unless otherwise specified, “Affiliate” means an Affiliate of Entegris. Notwithstanding the foregoing, no Person shall be considered an Affiliate of Entegris as a result of acquiring ownership of less than 20% of its outstanding common stock, so long as Entegris common shares are publicly traded on NASDAQ National Market.

“Agent’s Fee” has the meaning specified in Section 2.12(d).

“Aggregate Revolving Commitment Amount” means $30,000,000, constituting the sum of the Revolving Commitments of all Lenders, subject to adjustment in accordance with Section 2.14(a).

“Aggregate Revolving Facility Outstanding Amount” means the sum of the Revolving Facility Outstanding Amounts of all Lenders.

“Agreement” means this Credit Agreement, including all exhibits and schedules hereto.

“Approved Currency Risk Management Policy” means the policy for currency risk management of Entegris, as set forth in the document entitled “Currency Risk Management Policy”, approved by the board of directors of the Borrower in December, 2006, together with any amendments or changes to such policy made in compliance with Section 5.12 hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Investment Policy” means the policy for investing funds of Entegris, as set forth in the document entitled “Investment Policy Statement”, approved by the board of directors of Entegris in December 2006, and as amended on October 6, 2008 and December 14, 2010, together with any amendments or changes to such policy made in compliance with Section 5.12 hereof.

“Arrangement Fee” has the meaning specified in Section 2.12(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of that Lender’s interest, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Base Rate” means, for any day, an annual rate equal to the Daily One-Month LIBO Rate plus the Margin.

“Base Rate Advance” means any Advance that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Loan” means any Loan that bears interest at a rate determined by reference to the Base Rate, including Base Rate Advances.

“Borrower” and “Borrowers” have the meanings specified in the preamble.

“Borrowing” means a borrowing by the Borrowers under a Facility, consisting of the aggregate of all Advances made by the Lenders to the Borrowers pursuant to a request under Section 2.2.

“Business Day” means any day other than a Saturday or Sunday on which national banks are required to be open for business in Minneapolis, Minnesota and, in addition, if such day relates to a LIBOR Loan the fixing of a LIBO Rate, a day on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

“Capital Expenditure” means, with respect to any Person, any expenditure of money for the purchase or construction of fixed assets or for the purchase or construction of any other assets, or for improvements or additions thereto, which are capitalized on such Person’s balance sheet; provided, however, that Capital Expenditures shall not include (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (ii) expenditures with respect to Permitted Acquisitions.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property of such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Cash, Cash Equivalents and Other Approved Investments” means the amount, net of any right of setoff or reduction by any depositary or financial intermediary holding such assets (other than with respect to the Obligations and customary administrative fees and expenses), in each case not subject to any restriction on transfer, of cash and the following:

(a) investments made under the Approved Investment Policy, excluding “Other Investments” as defined therein; and

(b) such other investments as the Borrowers shall request and the Required Lenders shall approve in writing.

“Cash Collateral” means all collateral that has, in accordance with the provisions hereof, been pledged to Cash Collateralize all or any portion of the Obligations.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, as collateral for all or any portion of the Obligations, cash or deposit account balances pursuant to documents in form and substance reasonably satisfactory to the Administrative Agent.

“Cash Flow Leverage Ratio” means, as of a Covenant Compliance Date, the ratio of (a) the Total Funded Debt of the Consolidated Group as of such Covenant Compliance Date, to (b) the EBITDA of the Consolidated Group during the Covenant Computation Period ending on such Covenant Compliance Date.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means any event, circumstance or occurrence that results in:

(a) either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-4 of the Securities and Exchange Commission, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the then-outstanding voting Capital Stock of Entegris; or (ii) a change in the composition of the board of directors of Entegris or any corporate parent of such corporation such that continuing directors cease to constitute more than fifty percent (50%) of such board of directors. As used in this definition, “continuing directors” means, as of any date (x) those members of the board of directors of such corporation who assumed office prior to such date, (y) those members of the board of directors of such corporation who assumed office after such date and who appointment or nomination for election by the Shareholders of such corporation was approved by a vote of at least fifty percent (50%) of the directors of such corporation in office immediately prior to such appointment or nomination; or

(b) a “change of control” or any similar event shall under, and as defined in, any material documents governing any material Debt of Entegris or any Subsidiary; or

(c) Entegris or another Obligor shall for any reason cease to own one hundred percent (100%) of the issued and outstanding Capital Stock of POCO Graphite.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment or Swingline Commitment, as the context requires.

“Commitment Amount” means the Aggregate Revolving Commitment Amount or Swingline Commitment Amount, as the context requires.

“Communications” has the meaning specified in Section 9.5(a).

“Consolidated Group” means Entegris and its consolidated Subsidiaries (including POCO Graphite).

“Covenant Compliance Date” means the last day of each fiscal quarter of Entegris.

“Covenant Computation Period” means the 4 consecutive fiscal quarters immediately preceding and ending on a Covenant Compliance Date.

“Credit Exposure” means, with respect to any Facility and any Lender at any time, such Lender’s Revolving Credit Exposure.

“Credit Extension” means the making of any Advance, the conversion to or continuation of any LIBOR Loan, or the issuance of any Letter of Credit.

“Daily One-Month LIBO Rate” means, for any day, a rate equal to the Adjusted LIBO Rate with respect to a one-month interest period commencing on that day. For the purposes of this definition, the Adjusted LIBO Rate as of any day shall be determined using the Adjusted LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definitions of “LIBO Rate” and “Adjusted LIBO Rate” hereunder, except that (x) if the day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an interest period), and (y) if the day is not a Business Day, the Adjusted LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to the preceding clause (x) for the most recent Business Day preceding such day.

“Debt” means, with respect to any Person, without duplication (a) all obligations of such Person for borrowed money (including but not limited to the Loans, obligations under other senior bank debt, senior notes and subordinated notes), (b) all obligations of such Person evidenced by bonds, debentures, notes, reimbursement agreements, recourse agreements or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business that are payable on terms customary in the trade, (d) all obligations of such Person as lessee under Capital Leases and Synthetic Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (e) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person, (f) all indebtedness and other obligations of others guaranteed by such Person, (g) all net obligations of such Person under currency, commodity or interest rate swap program or any similar agreement, arrangement or undertaking relating to fluctuations in commodity prices, currency values or interest rates, including but not limited to Hedging Obligations, FX and Currency Option Obligations and other financial contracts, other than such obligations as may be incurred in compliance with the Approved Currency Risk Management Policy and sales of accounts receivable on an arm’s length basis to a Person which is not a Borrower, a Subsidiary or an Affiliate of any Borrower or any Subsidiary, (h) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), bank guarantees and bankers’ acceptances issued for the account of such Person, excluding the following letters of credit and bank guarantees issued in the ordinary course of business: (A) commercial letters of credit, (B) letters of credit and bank guarantees issued to refund obligations of deposits or deferred payment reserves, and (C) bank guarantees of payment of import duties and consumption taxes, and (i) all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person. For all purposes of this Agreement, the Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer; provided, that the portion (if any) of any such Debt which exceeds the amount of such Debt as to which there is recourse to such Person shall not be included hereunder as Debt of such Person.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.8(c).

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that (a) has failed to make an Advance or fund its participation in any Swingline Advance or Reimbursement Obligation within one Business Day of the date by which it is required to do so hereunder, (b) has otherwise failed to pay to the Administrative Agent or any other Lender Party any other amount required to be paid by it hereunder within one Business Day of the date by which it is required to do so hereunder, except to the extent that such amount is the subject of a good faith dispute, (c) has notified the Administrative Agent, the Borrowers or any other Lender Party that such Lender does not intend to comply with one or more obligations under this Agreement, (d) has made a public statement to the effect that it does not intend to or will be unable to comply with its funding obligations generally under agreements in which it commits to extend credit, or (e) has become insolvent or has become the subject of a bankruptcy, insolvency or similar proceeding, or has had a receiver, conservator, trustee, custodian or similar official appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has a parent company that has become insolvent or has become the subject of a bankruptcy, insolvency or similar proceeding, or has had a receiver, conservator, trustee, custodian or similar official appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or a parent company thereof or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.

“Director” means, with respect to any Person, (a) if such Person is a corporation, a member of the board of directors of such Person, (b) if such Person is a limited liability company, a governor, manager or managing member of such Person and (c) if such Person is a partnership, a general partner of such Person.

“Domestic Subsidiary” means any direct or indirect Subsidiary of a Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof.

“EBITDA” means, with reference to any applicable period, net income (or loss), of the Borrowers and the Subsidiaries on a consolidated basis for such period, plus, to the extent deducted from revenues in determining such net income, (a) Interest Expense, (b) expense for income taxes paid or accrued, (c) depreciation, (d) amortization, (e) other non-cash expenses (including non-cash stock compensation expense), (f) non-recurring costs or expense incurred with a permitted merger or Permitted Acquisition (in amounts reasonably acceptable to the Administrative Agent), (g) foreign exchange expenses other than from foreign exchange contracts actually settled in cash, and (h) extraordinary non-cash losses incurred other than in the ordinary course of business, minus, to the extent included in such net income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrowers and the Subsidiaries on a consolidated basis, in accordance with GAAP; provided that “EBITDA” shall be adjusted on a consistent basis to include historical pro forma EBITDA from Permitted Acquisitions (or to exclude pro forma EBITDA from asset sales or divestitures), in amounts reasonably acceptable to the Administrative Agent.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Letter of Credit Issuer, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

“Engagement Letter” means that certain engagement letter dated as of March 3, 2011 between Wells Fargo, Wells Fargo Securities, LLC and the Borrowers.

“Entegris” has the meaning specified in the preamble.

“Entegris Asia” means Entegris Asia LLC, a Delaware limited liability company.

“Environmental Laws” has the meaning specified in Section 4.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Labor regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with any Borrower or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Letters of Credit” has the meaning specified in Section 2.7(a).

“Facility” means the Revolving Facility or the Swingline Facility.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of federal funds transactions in New York City, as selected by the Administrative Agent in its discretion.

“Financial Covenants” means the covenants contained in Sections 5.9, 5.10 and 5.11.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Fee” has the meaning specified in Section 2.7(b).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“FX and Currency Option Obligations” means any and all obligations of any Borrower or any Subsidiary, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all agreements, devices or arrangements designed to protect any Borrower or any Subsidiary from variations in the comparative value of currencies, including foreign exchange purchase and future purchase transactions, currency options, currency swaps and cross currency rate swaps.

“GAAP” means generally accepted accounting principles as in effect on the Closing Date and applied on a basis consistent with the accounting practices applied in the financial statements of the Borrowers referred to in Section 4.5, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrowers are either (a) required to implement such change, or (b) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for their respective financial statements to be in conformity with generally accepted accounting principles (any such change is hereinafter referred to as a “Required GAAP Change”), provided that (x) the Borrowers shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower’s income, retained earnings or other accounts, as applicable, and (y) the Financial Covenants shall be adjusted as necessary to reflect the effects of such Required GAAP Change, provided that if the Required Lenders and the Borrowers cannot agree on such adjustments, the Financial Covenants will be calculated without giving effect to the Required GAAP Change.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Person set forth and described as a “Guarantor” in Schedule 4.4, together with each Person that executes and delivers a Guaranty in favor of the Administrative Agent for the benefit of the Lender Parties pursuant to Section 5.8, and “Guarantors” means all of such Persons collectively.

“Guaranty” means a guaranty of a Guarantor or Guarantors made in favor of the Administrative Agent for the benefit of the Lender Parties guarantying payment of all Obligations.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

“Hedging Arrangements” means any arrangement of a Person having the effect of hedging, limiting or putting a cap on, or collar around, the extent to which such Person would be adversely affected by upward movements in interest rates or designed to protect such Person from variations in the comparative value of currencies, including interest rate exchange agreements, interest rate cap or collar protection agreements, and interest rate options, puts and warrants, and any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Hedging Obligations” means any debt, liability or other obligation of any Borrower or any Subsidiary with respect to any Hedging Arrangements.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.6(b).

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Intercompany Loan” means a loan by Entegris to one or more of its Subsidiaries or a loan by one or more of Entegris’s Subsidiaries to Entegris or another Subsidiary.

“Intercompany Subordination and Payment Agreement” means the Intercompany Subordination and Payment Agreement made by the Obligors and the Foreign Subsidiaries in favor of the Administrative Agent for the benefit of the Lender Parties.

“Interest Expense” means, for any applicable period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Debt of the Borrowers and the Subsidiaries, including in all cases interest expense determined in accordance with GAAP and (a) the component of payments in respect of conditional sale contracts, Capital Leases and other title retention agreements treated under GAAP as interest, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net Hedging Obligations, in each case determined in accordance with GAAP.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, including each Swingline Advance, the last day of each calendar month, and (b) with respect to each LIBOR Loan, the last day of the Interest Period applicable thereto, and (c) with respect to each Loan, the Maturity Date.

“Interest Period” means, relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made, or continued as, or converted into, a LIBOR Loan pursuant to Section 2.2, 2.4 or 2.5 and shall end on (but exclude) the day which numerically corresponds to such date 1, 2 or 3 months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrowers may select in their relevant notice pursuant to Section 2.2, 2.4 or 2.5; provided, however, that:

(a) No more than eight (8) different Interest Periods may be outstanding at any one time.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day).

(c) No Interest Period may end later than the Maturity Date.

“Investment” means any Capital Stock, securities or evidence of indebtedness of, loans or advances to, or other interest in, any Person.

“Japan A/R Financing Transaction” means one or more transactions in which Nihon Entegris K.K. sells accounts receivable of Nihon Entegris K.K. to a financing entity on a non-recourse basis (other than any recourse relating to customary representations by Nihon Entegris K.K. as to the bona fide nature of the sold accounts receivable and Nihon Entegris K.K.’s delivery of the goods or performance of the services giving rise to such accounts receivable).

“Lender” and “Lenders” have the meanings specified in the preamble.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Letter of Credit Issuer and the Swingline Lender, and each of the foregoing is a “Lender Party”.

“Letter of Credit” has the meaning specified in Section 2.7.

“Letter of Credit Documents” means such applications, reimbursement agreements and other documents as the Letter of Credit Issuer may require as a condition to issuance of a Letter of Credit.

“Letter of Credit Exposure” means the sum of (a) the aggregate remaining available amount of all issued and outstanding Letters of Credit and (b) Reimbursement Obligations.

“Letter of Credit Fee” has the meaning specified in Section 2.7(b).

“Letter of Credit Issuer” means Wells Fargo (or, as applicable, one of its Affiliates), in its separate capacity as issuer of Letters of Credit for the account of the Borrowers pursuant to Section 2.7.

“Letter of Credit Sublimit” means $10,000,000.

“LIBO Rate” means, with respect to an Interest Period or with respect to a one-month interest period in connection with the Daily One-Month LIBO Rate, as applicable, (a) the rate per annum determined by the Administrative Agent as of approximately 11:00 a.m. London time on the date specified in Section 2.6 by reference to Reuters Screen LIBOR01 Page for deposits in dollars offered on the London interbank dollar market for a period corresponding to the term of such Interest Period or such one-month interest period, as applicable, and in an amount comparable to the aggregate amount of the relevant Loan, or the rate for such deposits reasonably determined by the Administrative Agent by reference to such other published service of general application selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates, or (b) if such rate cannot be determined, the rate per annum equal to the rate determined by the Administrative Agent in accordance with Section 2.6 to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period or such one-month interest period, as applicable, and maturing at the end of such Interest Period or such one-month interest period, as applicable.

“LIBOR Advance” means any Advance that bears interest at a rate determined by reference to a LIBO Rate, excluding any Base Rate Advance.

“LIBOR Loan” means any Loan that bears interest at a rate determined by reference to a LIBO Rate, including LIBOR Advances, but excluding any Base Rate Loan.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capital Lease, title retention contract or similar agreement.

“Loan” means a designated portion of outstanding principal indebtedness under one or more Facilities that bears interest at a rate determined by reference to a particular LIBO Rate, the Base Rate or any other interest rate contemplated under this Agreement.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Letter of Credit Documents, the Pledge Agreement, and the Intercompany Subordination and Payment Agreement.

“Margin” means two and one-half percent (2.50%).

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a) the business, financial condition or operations of the Borrowers and their Subsidiaries, taken as a whole on a consolidated basis;

(b) the validity, enforceability or collectibility of any Loan Document.

“Maturity Date” means June 9, 2014.

“Multi-employer Plan” means a multi-employer plan (as defined in Section 4001(a)(3) of ERISA) to which any Borrower, any Subsidiary or any ERISA Affiliate contributes or is obligated to contribute.

“Non-Consenting Lender” has the meaning specified in Section 9.7.

“Note” means a Revolving Note or the Swingline Note, and “Notes” means all of the Revolving Notes and the Swingline Note collectively.

“Notice” has the meaning specified in Section 9.5(b).

“Obligations” means each and every debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents which the Borrowers and/or any Borrower may now or at any time hereafter owe to any Lender Party, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including but not limited to principal of and interest on the Notes, all fees due under this Agreement or any related agreement, and the Borrowers’ obligation to reimburse any Lender Party for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement.

“Obligor” means a Borrower, a Guarantor or any other Domestic Subsidiary which is a party to the Pledge Agreement, including but not limited to each additional Person which becomes a Guarantor after the Closing Date pursuant to Section 5.8, and “Obligors” means all of the Borrowers, the Guarantors and the Domestic Subsidiaries which are a party to the Pledge Agreement, collectively.

“Organizational Documents” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Borrower, any Subsidiary or any ERISA Affiliate and covered by Title IV of ERISA, or a money purchase pension plan subject to the funding standards of Section 412 of the Code.

“Percentage” means, with respect to any Lender, the ratio of that Lender’s Credit Exposure to the aggregate Credit Exposure of all Lenders. Where the context refers to a particular Facility, “Percentage” shall be determined with respect to that Facility only.

“Permitted Acquisition” means the acquisition by a Borrower or a Subsidiary of (x) assets constituting a business, division or product line of any Person not already a Subsidiary, or (y) the Capital Stock of any such Person (including by way of merger) as a result of which stock acquisition such Person shall become a Subsidiary of such Borrower or shall be merged with and into a Subsidiary of such Borrower (such assets or Person are referred to as a “Target”), provided that (in each case):

(a) no Default or Event of Default is continuing at the time of such transaction or would be caused by such transaction;

(b) the business activities of the Target are similar to or related to the business activities conducted by the Borrowers and their Subsidiaries at the time of the transaction or a reasonable extension thereof;

(c) in the case of any consolidation or merger, such Borrower or an existing Subsidiary shall be the continuing or surviving corporation (provided, however, that under no circumstances may any Borrower merge into or consolidate with any Subsidiary);

(d) the Borrowers have delivered to the Administrative Agent, to the extent reasonably available, (A) financial statements of the subject of such acquisition (or, in the case of assets constituting less than all of the assets of a

Person, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding twelve months, and (B) pro forma financial statements which shall show that such acquisition will not result in any Default or Event of Default after giving effect to such acquisition and for the most recently completed fiscal quarter;

(e) the aggregate consideration to be paid by the Borrowers and its Subsidiaries on account of such transaction, inclusive of all Debt incurred or assumed, together with all other Permitted Acquisitions during the shorter of (i) the most recent 12-month period or (ii) the period from the Closing Date through the date of such transaction, does not exceed $100,000,000 (exclusive of all acquisitions permitted by or approved prior to the Closing Date under that certain Amended and Restated Credit Agreement dated as of March 2, 2009 among the Borrowers, Wells Fargo, as agent, and the various financial institutions from time to time party thereto, as amended);

(f) any Debt incurred by the Borrowers or any Subsidiary on account of such transaction is permitted under this Agreement;

(g) such Permitted Acquisition is non-hostile (i.e., the prior, effective written consent or approval of the Target’s Governing Board shall have been obtained); and

(h) if such Target remains a separate Domestic Subsidiary, such Target shall have become a Guarantor hereunder and a party to the Pledge Agreement in accordance with documentation reasonably acceptable to the Administrative Agent and consistent with the requirements of Section 5.8, and the Borrowers shall have delivered such evidence of the due authorization and execution of all documents in connection therewith and such related matters as the Administrative Agent or any Lender may reasonably request.

“Permitted Debt” means: (a) Debt of any Borrower or any Subsidiary in existence on the date of this Agreement and listed in Schedule 6.2, together with refinancings and renewals thereof so long as the maximum available or committed amount of any such refinanced or renewed Debt is not increased in connection therewith, (b) Permitted Purchase Money Debt, (c) Permitted Foreign Subsidiary Debt, (d) FX and Currency Option Obligations and Hedging Obligations made in compliance with the Approved Currency Risk Management Policy, in each case to the extent arising in the ordinary course of business and not for speculative purposes, (e) Intercompany Loans permitted under Section 6.3, (f) the Obligations, (g) other unsecured Debt not exceeding $45,000,000 in the aggregate at any one time outstanding, and (h) guarantees by Entegris of up to $15,000,000 of trade accounts payable of Foreign Subsidiaries arising in the ordinary course of business.

“Permitted Foreign Subsidiary Debt” means all Debt of the Foreign Subsidiaries.

“Permitted Liens” means: (a) Liens in existence on the date of this Agreement and listed in Schedule 6.1 (including any subsequent extension or renewal or replacement of such Liens to the extent (i) the related extension or renewal or replacement of the Debt secured thereby is otherwise permitted under this Agreement, (ii) the principal amount secured thereby is not increased above the amount outstanding immediately prior to such extension or renewal, and (iii) the property subject thereto is not increased), (b) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4, (c) materialmen’s, merchants’, carriers’, worker’s, repairer’s, or other like Liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4, (d) pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business, (e) covenants, easements, liens and encumbrances related to real property (including zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of any Borrower or any Subsidiary or the value of such property for the purpose of such business), (f) purchase money Liens upon or in property of any Borrower or any Subsidiary, or Liens existing in such property at the time of the acquisition thereof, provided that no such Lien extends or shall extend to or cover any property of any Borrower or any Subsidiary other than the property then being acquired and fixed improvements then or thereafter erected thereon, (g) pledges or deposits of Cash, Cash Equivalents and Other Approved Investments of Foreign Subsidiaries, in an aggregate amount not to exceed $15,000,000 at any time, to secure reimbursement, Debt and other obligations of Foreign Subsidiaries, and (h) Liens on any accounts receivables of Nihon Entegris K.K. or any other Foreign Subsidiary which have been sold to a Person which is not a Borrower, a Subsidiary or an Affiliate of a Subsidiary pursuant to the Japan A/R Financing Transaction or pursuant to any other transaction which is an arm’s length sale of such accounts receivable.

“Permitted Purchase Money Debt” means Capital Lease obligations and other purchase money Debt of any Borrower or any Subsidiary with respect to fixed assets in an aggregate principal amount incurred during any fiscal period not to exceed the applicable Capital Expenditures limit for such period set forth in Section 5.12.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Borrower, any Subsidiary or any ERISA Affiliate.

“Platform” has the meaning specified in Section 9.5(a).

“Pledge Agreement” means the Pledge Agreement made by the Obligors in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which the Obligors grant the Administrative Agent a security interest in 65% of the Capital Stock (and proceeds thereof and other rights with respect thereto) of Entegris Asia and each Foreign Subsidiary that is a first-tier Subsidiary of a Borrower or any Domestic Subsidiary.

“POCO Graphite” has the meaning specified in the preamble.

“Prime Rate” means the rate of interest publicly announced from time to time by Wells Fargo at its principal office in San Francisco, California, as its “prime” or “base” rate or, if Wells Fargo ceases to announce a rate so designated, any similar successor rate designated by Wells Fargo. The Prime Rate is not necessarily the most favored rate of Wells Fargo and Wells Fargo may lend to its customers at rates that are at, above or below the Prime Rate.

“Qualified Cash” means Cash, Cash Equivalents and Other Approved Investments of the Borrowers and the Subsidiaries that are not subject to any Lien or any restriction or limitation of any kind on its use (other than the restrictions imposed by this Agreement).

“Register” has the meaning specified in Section 9.3(c).

“Reimbursement Obligations” means the Borrowers’ obligation to pay amounts drawn under Letters of Credit for which the Letter of Credit Issuer has not been reimbursed with proceeds of a Borrowing or otherwise.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Required Lenders” means one or more Lenders having an aggregate Percentage in excess of fifty percent (50%); provided, however, (a) the Percentage of any Defaulting Lender shall be excluded from any determination of Required Lenders, (b) at any time when there are only two (2) Lenders that are not Defaulting Lenders, “Required Lenders” means both such Lenders that are not Defaulting Lenders, and (c) at any time during when there is only one Lender that is not a Defaulting Lender, “Required Lenders” means such Lender that is not a Defaulting Lender.

“Required Payment” has the meaning specified in Section 2.15(c).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or general counsel of Entegris, but in any event, with respect to financial matters, the chief financial officer or treasurer of Entegris.

“Restricted Payment” means any amount paid or to be paid by Entegris: (a) to purchase or redeem or otherwise acquire for value any shares of the Capital Stock of Entegris, (b) to purchase or redeem or otherwise acquire for value any shares of any Capital Stock of any Subsidiary held by minority owners, (c) as a dividend on the Capital Stock of Entegris or any Subsidiary (other than stock dividends and dividends payable solely to Entegris or a Subsidiary), (d) as a distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of any shares of the Capital Stock of Entegris or any Subsidiary (other than payment to, or on account of or for the benefit of, Entegris or a Subsidiary only), or (e) directly or indirectly as a payment on, or redemption of, repurchase of, defeasance of, funding of a sinking fund on account of, or any other provision for, or other payment, acquisition or retirement for value of, any Debt of Entegris or any Subsidiary that is subordinated in right of payment to all or any part of the Obligations (whether pursuant to its terms, by a subordination agreement or by operation of law).

“Revolving Advance” means a loan of funds by a Lender to the Borrowers under the Revolving Facility.

“Revolving Borrowing” means a Borrowing consisting of a Revolving Advance by each of the Lenders.

“Revolving Commitment” means, with respect to each Lender, (a) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, or (b) as the context may require, the obligation of such Lender to make Revolving Advances under Section 2.1(a) and participate in Letters of Credit in accordance with Section 2.7(c).

“Revolving Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.14(a) or 7.2 or reduced to zero pursuant to Section 2.14(a).

“Revolving Credit Exposure” means, with respect to any Lender, (a) at all times prior to termination of the Revolving Commitments, such Lender’s Revolving Commitment and (b) thereafter, such Lender’s Revolving Facility Outstanding Amount.

“Revolving Facility” means the revolving credit facility being made available to the Borrowers by the Lenders pursuant to Section 2.1.

“Revolving Facility Outstanding Amount” means, as of the date of determination with respect to any Lender, the sum of (a) the aggregate principal amount of all outstanding Revolving Advances made by that Lender, and (b) that Lender’s Percentage of the Letter of Credit Exposure and any outstanding Swingline Advances.

“Revolving Lender” means any Lender with a Revolving Commitment.

“Revolving Note” means a promissory note of the Borrowers payable to a Lender in the amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit B, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

“Revolving Percentage” means, with respect to a Revolving Lender, such Revolving Lender’s Percentage of the Revolving Facility.

“Shareholder” means, with respect to any Person, the holder of any legal or beneficial interest in any Capital Stock of that Person.

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Capital Stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such entity (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of a Borrower.

“Swingline Advance” means a loan of funds by the Swingline Lender to the Borrowers under the Swingline Facility, which in all events shall constitute a Base Rate Advance.

“Swingline Commitment” means, with respect to the Swingline Lender, (a) the amount of the Swingline Sublimit, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, or (b) as the context may require, the obligation of the Swingline Lender to make Swingline Advances to the Borrowers under Section 2.1(b). The Swingline Commitment shall constitute a subfacility of the Revolving Commitment of the Swingline Lender.

“Swingline Facility” means the swingline facility being made available to the Borrowers by the Swingline Lender pursuant to Section 2.1(b).

“Swingline Lender” means Wells Fargo, in its capacity as the Lender making Swingline Advances under Section 2.1(b), and any successor in such capacity.

“Swingline Note” means the promissory note of the Borrowers payable to the Swingline Lender in the amount of the Swingline Commitment, in substantially the form of Exhibit C (as such promissory note may be amended, extended or otherwise modified from time to time), evidencing the indebtedness of the Borrowers to the Swingline Lender resulting from each Swingline Advance, and also means each promissory note accepted by the Swingline Lender from time to time in substitution therefor or in renewal thereof.

“Swingline Sublimit” means $10,000,000.

“Synthetic Lease” means, with respect to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a Capital Lease, and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Funded Debt” means, at any time, the sum of all of the following for the Borrowers and Subsidiaries on a consolidated basis (without duplication): (a) obligations for borrowed money (including, but not limited to, senior bank debt, senior notes and subordinated notes), (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business that are payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) obligations with respect to letters of credit, whether drawn or undrawn, contingent or otherwise excluding the following letters of credit issued in the ordinary course of business: (i) commercial letters of credit, (ii) letters of credit or bank guaranties issued to back refund obligations of deposits or deferred payment reserves and (iii) bank guaranties of payment of import duties and consumption taxes, (f) all obligations of any Borrower or any Subsidiary under Capital Leases and Synthetic Leases which have been or should be recorded as liabilities in accordance with GAAP, (g) indebtedness attributable to permitted securitization transactions and (h) all guarantees or other contingent obligations with respect to any indebtedness of others of the kind referred to above of the Borrowers or the Subsidiaries.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 9.8(a) as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Unused Fee” has the meaning specified in Section 2.12(a).

“Upfront Fee” has the meaning specified in Section 2.12(b).

“Wells Fargo” has the meaning specified in the preamble.

Section 1.2 Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in the preamble have the meanings therein assigned to them.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

(d) References to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto and restatements thereof, but only to the extent such amendments, modifications and restatements are not prohibited by the terms of any Loan Document.

(e) All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.

ARTICLE II

CREDIT FACILITIES

Section 2.1 Commitments as to Facilities.

(a) Revolving Facility. Each Revolving Lender hereby agrees, on the terms and subject to the conditions herein set forth, including satisfaction of all conditions set forth in Section 3.2, to make Revolving Advances to the Borrowers from time to time during the period from the Closing Date to and including the Revolving Commitment Termination Date, in an amount equal to such Revolving Lender’s Revolving Percentage of each Borrowing from time to time requested by the Borrowers under the Revolving Facility; provided, however, that (i) the Aggregate Revolving Facility Outstanding Amount shall at no time exceed the Aggregate Revolving Commitment Amount and (ii) no Revolving Lender’s Revolving Facility Outstanding Amount shall at any time exceed such Revolving Lender’s Revolving Commitment. Within the above limits, the Borrowers may obtain Revolving Advances, prepay Revolving Advances in accordance with the terms hereof and reborrow Revolving Advances in accordance with the applicable terms and conditions of this Agreement.

(b) Swingline Facility. The Swingline Lender hereby agrees, on the terms and subject to the conditions herein set forth, including satisfaction of all conditions set forth in Section 3.2, to make Swingline Advances to the Borrowers from time to time during the period from the Closing Date to and including the Revolving Commitment Termination Date; provided, however, that no Swingline Advance shall be made by the Swingline Lender if, after giving effect to such Swingline Advance (i) all outstanding Swingline Advances would exceed the Swingline Commitment, (ii) the Swingline Lender’s Revolving Facility Outstanding Amount would exceed the Swingline Lender’s Revolving Commitment or (iii) the Aggregate Revolving Facility Outstanding Amount would exceed the Aggregate Revolving Commitment Amount. Within the above limits, the Borrowers may obtain Swingline Advances, prepay Swingline Advances in accordance with the terms hereof and reborrow Swingline Advances in accordance with the applicable terms and conditions of this Agreement.

Section 2.2 Procedures for Revolving Borrowings. Each Revolving Borrowing shall be funded by the Revolving Lenders as either Base Rate Advances or LIBOR Advances, as the Borrowers shall specify in the related notice of proposed Borrowing. Base Rate Loans and LIBOR Loans may be outstanding at the same time. The principal amount of any Revolving Borrowing shall be in an amount equal to (a) $1,000,000 or a higher integral multiple of $100,000 if such Borrowing is funded as a Base Rate Loan, and (b) $2,000,000 or a higher integral multiple of $500,000 if such Borrowing is funded as a LIBOR Loan. The Borrowers shall give notice to the Administrative Agent of each proposed Revolving Borrowing not later than 12:00 noon on a Business Day that, in the case of a Borrowing that includes only Base Rate Loans, is at least 1 Business Day prior to the proposed date of such Borrowing or, in the case of a Borrowing that includes LIBOR Loans, is at least 3 Business Days prior to the proposed date of such Borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or facsimile transmission, to be confirmed in writing by the Borrowers if so requested by the Administrative Agent (in the form of Exhibit D), and shall specify the amount of the Borrowing, the date of the Borrowing (which shall be a Business Day), whether the Borrowing is to include Base Rate Loans, LIBOR Loans or both, and, in the case of a Borrowing that includes LIBOR Loans, the Interest Period to be applicable thereto. Promptly upon receipt of such notice (but in no event later than the close of business on the Business Day of receipt of such notice), the Administrative Agent shall advise each Revolving Lender of the proposed Borrowing. Subject to satisfaction of the conditions precedent set forth in Article III with respect to such Borrowing, at or before 12:00 noon on the date of the requested Borrowing, each Revolving Lender shall provide the Administrative Agent at the principal office of the Administrative Agent in Minneapolis, Minnesota (or such other office as the Administrative Agent may designate), with immediately available funds covering such Revolving Lender’s Revolving Percentage of such Borrowing. The Administrative Agent shall pay over proceeds of such Borrowing to the Borrowers, in immediately available funds, prior to the close of business on the date of the requested Borrowing.

Section 2.3 Procedures for Swingline Advances.

(a) Borrowing Procedures. Each Swingline Advance shall be funded by the Swingline Lender as a Base Rate Advance. The principal amount of any Swingline Advance shall be equal to (i) $500,000 or (ii) a higher integral multiple of $100,000. The Borrowers shall give notice to the Swingline Lender of each proposed Swingline Advance not later than 1:00 p.m. on the Business Day that is the proposed date of such Borrowing. Each such notice shall be effective upon receipt by the Swingline Lender, shall be in writing or by telephone or facsimile transmission, to be confirmed in writing by the Borrowers if so requested by the Swingline Lender (in the form of Exhibit D). Subject to satisfaction of the conditions precedent set forth in Article III with respect to such Borrowing, the Swingline Lender shall pay over the proceeds of such requested Borrowing to the Borrowers, in immediately available funds, prior to the close of business on the date of the requested Borrowing.

(b) Conversion of Swingline Advances. The Swingline Lender, at any time and from time to time in its sole and absolute discretion, may by notice to the Administrative Agent (which notice the Administrative Agent shall promptly forward to each Lender) require each Revolving Lender to make a Revolving Advance in a principal amount equal to such Revolving Lender’s Revolving Percentage of any or all Swingline Advances then outstanding. Such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default. At or before 2:00 p.m. on the Business Day following the date of such notice, each Revolving Lender shall provide the Administrative Agent at the principal office of the Administrative Agent in Minneapolis, Minnesota (or such other office as the Administrative Agent may designate), with immediately available funds in an amount equal to such Revolving Lender’s Revolving Percentage of the amount of the Swingline Advance or Swingline Advances specified in such notice, and the Administrative Agent shall pay over such amounts to the Swingline Lender for application to the outstanding Swingline Advances. Each Revolving Lender’s obligation to transfer the amount of such Revolving Advance to the Swingline Lender shall be absolute and unconditional, and shall not be affected by any circumstance, including but not limited to (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any other Person may have against the Swingline Lender, any Obligor or any other Person, (ii) the occurrence or continuance of a Default or Event of Default or termination of the Revolving Facility, (iii) any adverse change in the condition (financial or otherwise) of any Obligor, (iv) any breach of this Agreement by the Borrowers or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to the foregoing.

(c) Revolving Lenders’ Obligation to Purchase Participations. If any Revolving Advance cannot for any reason be made on the date otherwise required in subsection (b) above (including as a result of the commencement of a proceeding under the United States Bankruptcy Code with respect to any Obligor), then each Revolving Lender shall forthwith purchase (as of the date the Revolving Advance would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Swingline Lender such participation in the outstanding Swingline Advances as shall be necessary to cause such Revolving Lender to share in such Swingline Advances ratably based upon its Revolving Percentage of the Revolving Facility (determined before giving effect to any termination of the Revolving Lenders’ Commitments), provided that (i) all interest payable on the Swingline Advances shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (ii) at the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Revolving Advances would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Advances maintained as Base Rate Loans hereunder for each day thereafter.

Section 2.4 Converting Base Rate Loans to LIBOR Loans; Procedures. So long as no Default or Event of Default exists, the Borrowers may convert all or any part of any outstanding Base Rate Loan into a LIBOR Loan by giving notice to the Administrative

Agent of such conversion not later than 12:00 noon on a Business Day that is at least 3 Business Days prior to the date of the requested conversion. Each such notice shall be irrevocable, shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or facsimile transmission, to be confirmed in writing by the Borrowers if so requested by the Administrative Agent (in the form of Exhibit D), shall specify the date and amount of such conversion, the total amount of the Loan to be so converted and the Interest Period therefor. Each conversion of a Loan shall be on a Business Day, and the aggregate amount of each such conversion of a Base Rate Loan to a LIBOR Loan shall be in an amount equal to $2,000,000 or a higher integral multiple of $500,000.

Section 2.5 Procedures at End of an Interest Period. Unless the Borrowers request a new LIBOR Loan in accordance with the procedures set forth below, or prepay the principal of an outstanding LIBOR Loan at the expiration of an Interest Period, each Lender shall automatically and without request of the Borrowers convert each LIBOR Loan to a Base Rate Loan on the last day of the relevant Interest Period. So long as no Default or Event of Default exists, the Borrowers may cause all or any part of any outstanding LIBOR Loan to continue as a LIBOR Loan after the end of the then applicable Interest Period by notifying the Administrative Agent not later than 12:00 noon on a Business Day that is at least 3 Business Days prior to the first day of the new Interest Period. Each such notice shall be irrevocable, effective when received by the Administrative Agent, shall be in writing or by telephone or facsimile transmission, to be confirmed in writing by the Borrowers if so requested by the Administrative Agent (in the form of Exhibit D), and shall specify the first day of the applicable Interest Period, the amount of the expiring LIBOR Loan to be continued and the Interest Period therefor. Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Loan shall be in an amount equal to $2,000,000 or a higher integral multiple of $500,000.

Section 2.6 Setting and Notice of Rates. The applicable LIBO Rate for each Interest Period shall be determined by the Administrative Agent on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Administrative Agent to the Borrowers and each Lender. The applicable LIBO Rate for each interest period with respect to the Daily One-Month LIBO Rate shall be determined by Administrative Agent as provided in the definition of Daily One-Month LIBO Rate. Each such determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.

Section 2.7 Commitment to Issue Letters of Credit. The Letter of Credit Issuer agrees, from the Closing Date to and including the thirtieth (30th) day prior to the Revolving Commitment Termination Date, to issue one or more standby letters of credit for the account of the Borrowers, and the Revolving Lenders agree to participate in the risk of such letters of credit issued for the account of the Borrowers hereunder, on the terms and subject to the conditions set forth below:

(a) Each letter of credit issued pursuant to this Section 2.7, shall be referred to herein as a “Letter of Credit.” No Letter of Credit shall be issued by the Letter of Credit Issuer if, after giving effect to the issuance of such Letter of Credit (i) the Letter of Credit Exposure would exceed the Letter of Credit Sublimit or (ii) the Aggregate

Revolving Facility Outstanding Amount would exceed the Aggregate Revolving Commitment Amount. The expiration date of any Letter of Credit shall not be later than the earlier of (i) one year after the date of issuance of such Letter of Credit and (ii) ten (10) days prior to the Revolving Commitment Termination Date. The Letter of Credit Issuer has issued various letters of credit for the account of the Borrowers set forth on Schedule 2.7(a) (the “Existing Letters of Credit”). The Existing Letters of Credit are Letters of Credit for purposes of this Agreement and the other Loan Documents. Each Letter of Credit will be issued under and pursuant to the terms and conditions of such Letter of Credit Documents as the Letter of Credit Issuer may reasonably require. The Borrowers shall request each Letter of Credit upon not less than five (5) Business Days’ prior written application on the Letter of Credit Issuer’s standard form or such other form as may be agreed to by the Letter of Credit Issuer and the Borrowers. If any of the terms of any Letter of Credit Document are inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern. The Letter of Credit Issuer shall not be obligated to issue a Letter of Credit unless on the date of issuance all of the conditions precedent specified in Section 3.2 shall have been satisfied as fully as if the issuance of such Letter of Credit were a Revolving Advance. Promptly after issuance of a Letter of Credit pursuant hereto, the Administrative Agent shall so advise each Lender of all relevant information with respect thereto.

(b) The Borrowers will pay to the Administrative Agent, for the sole and exclusive account of the Letter of Credit Issuer, a fronting fee with respect to each Letter of Credit at an annual rate equal to one-eighth of one percent (0.125%) of the undrawn amount of such Letter of Credit (the “Fronting Fee”). The Borrowers also will pay to the Administrative Agent, for the pro rata account of all Lenders, a commission with respect to each Letter of Credit (the “Letter of Credit Fee”) at an annual rate equal to two and one-half percent (2.50%) of the undrawn amount of such Letter of Credit. The Fronting Fee and the Letter of Credit Fee shall be payable in arrears on the last day of each calendar quarter, and on the Maturity Date, or upon such other terms as may be agreed upon by the Borrowers and the Required Lenders at the time of issuance of any such Letter of Credit; provided, however, that from and after the occurrence of an Event of Default and continuing thereafter until such Event of Default is cured or waived to the written satisfaction of the Required Lenders, upon written notice from the Administrative Agent the applicable Letter of Credit Fee payable hereunder with respect to each Letter of Credit shall be equal to the sum of (i) the rate otherwise in effect with respect to such Letter of Credit, and (ii) two percent (2.00%). Letter of Credit Fees payable by the Borrowers to the Revolving Lenders in accordance with this subsection (b) shall be shared among the Revolving Lenders pro rata in accordance with their respective Revolving Percentages.

(c) Upon issuance of a Letter of Credit hereunder, and without any further notice to any Lender, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer an undivided participating interest in the Letter of Credit Issuer’s risk and obligation under such Letter of Credit and in the obligation of the Letter of Credit Issuer to honor drafts thereunder, and in the amount of any drawing thereunder, and in all rights of the Letter of Credit

Issuer to obtain reimbursement from the Borrowers in the amount of such drawing, and all other rights of the Letter of Credit Issuer with respect thereto, in an amount equal to such Revolving Lender’s Revolving Percentage of the maximum amount available to be drawn under such Letter of Credit and the amount of any drawing thereunder. Whenever a draft submitted under a Letter of Credit is paid by the Letter of Credit Issuer, the Letter of Credit Issuer shall so notify the Administrative Agent, the Administrative Agent shall so notify each Revolving Lender and shall request immediate reimbursement from the Borrowers for the amount of the draft. If sufficient funds are not immediately paid to the Administrative Agent by the Borrowers, the Borrowers shall be deemed to have requested a Revolving Borrowing pursuant to Section 2.2 and the Revolving Lenders shall be notified of such request in accordance with Section 2.2 and shall fund such request for a Borrowing as Base Rate Advances (in accordance with their respective Revolving Percentages) for purposes of reimbursing the Letter of Credit Issuer for the amount of such draft so paid by the Letter of Credit Issuer (less any amounts realized by the Letter of Credit Issuer pursuant to the second sentence of this Section 2.7(c)). If for any reason or under any circumstance (including but not limited to the occurrence of a Default or Event of Default or the failure to satisfy any of the conditions set forth in Section 3.2) the Revolving Lenders do not make such Revolving Advances as contemplated above and the Borrowers do not otherwise reimburse the Letter of Credit Issuer for the amount of the draft so paid by the Letter of Credit Issuer, the Borrowers shall nonetheless be obligated to reimburse the amount of the draft to the Letter of Credit Issuer, with interest upon such amount at the Default Rate from and after the date such draft is paid by the Letter of Credit Issuer until the amount thereof is repaid to the Letter of Credit Issuer in full. If the Letter of Credit Issuer shall not have obtained reimbursement for any drawing under a Letter of Credit (whether from the Borrowers or as proceeds of a Borrowing), upon demand of the Administrative Agent each Revolving Lender shall immediately advance the amount of its participation in such drawing to the Letter of Credit Issuer and shall be entitled to interest on such participating interest at the Default Rate until reimbursed in full by the Borrowers.

(d) Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Letter of Credit Issuer shall not be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document executed in connection with a Letter of Credit.

(e) The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to their use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. The Letter of Credit Issuer shall not be liable or responsible for any of the matters described in clauses (i) through (vii) of subsection (f) below. In furtherance and not in limitation of the foregoing: (i) the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) The obligation of the Borrowers under this Agreement to reimburse the Letter of Credit Issuer for a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) Any lack of validity or enforceability of this Agreement or any Letter of Credit Document.

(ii) Any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from any Letter of Credit Document.

(iii) The existence of any claim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction.

(iv) Any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit.

(v) Any payment by the Letter of Credit Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Letter of Credit Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding.

(vi) Any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrowers in respect of any Letter of Credit.

(vii) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or Guarantor.

(g) Notwithstanding anything in this Section 2.7 to the contrary, including particularly subsections (e) and (f) above, the Borrowers may have a claim against the Letter of Credit Issuer and the Letter of Credit Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the willful and wrongful failure by the Letter of Credit Issuer to pay under any Letter of Credit after the presentation to the Letter of Credit Issuer by the beneficiary of a sight draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

(h) The Borrowers shall indemnify, protect, defend and hold harmless each Indemnitee from and against all losses, liabilities, claims, damages, judgments, costs and expenses, including but not limited to all reasonable attorneys’ fees and legal expenses, incurred by the Indemnitees or imposed upon the Indemnitees at any time by reason of the issuance, demand for honor or honor of any Letter of Credit or the enforcement, protection or collection of the Letter of Credit Issuer’s claims against the Borrowers under this Section 2.7 or by reason of any act or omission of any Indemnitee in connection with any of the foregoing; provided, however, that such indemnification shall not extend to losses, liabilities, claims, damages, judgments, costs and expenses to the extent arising from any act or omission of an Indemnitee which constitutes gross negligence or willful misconduct.

(i) The Borrowers will pay to the Letter of Credit Issuer, on demand, all administrative fees charged by the Letter of Credit Issuer in the ordinary course of business in connection with the issuance of letters of credit, honoring of drafts under letters of credit, amendments thereto, transfers thereof and all other activity with respect to letters of credit, at the then current rates established by the Letter of Credit Issuer from time to time for such services rendered on behalf of customers of the Letter of Credit Issuer generally.

(j) In the event of a conflict between this Agreement and the Letter of Credit Documents, the provisions of this Agreement shall govern.

Section 2.8 Interest on Loans. The Borrowers will pay interest on the unpaid principal amount of each Loan for the period commencing on the date of this Agreement until the unpaid principal amount thereof is paid in full, in accordance with the following:

(a) Base Rate Loans. Subject to subsection (c) below, while any outstanding principal balance of a Loan constitutes a Base Rate Loan, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Base Rate.

(b) LIBOR Loans. Subject to subsection (c) below, while any outstanding principal of Loan constitutes a LIBOR Loan, the outstanding principal balance thereof shall bear interest at an annual rate equal to the Adjusted LIBO Rate established with respect to such LIBOR Loan in accordance with Section 2.2, 2.4 or 2.5, plus the Margin.

(c) Default Rate. From and after written notice from the Administrative Agent to the Borrowers following the occurrence of an Event of Default and continuing thereafter until such Event of Default is cured or waived to the written satisfaction of the Required Lenders, the outstanding principal balance of each Loan shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the interest rate otherwise in effect with respect to such outstanding principal and (ii) two percent (2.00%). In addition, any unreimbursed amounts payable under Section 2.7 and all fees, indemnification obligations and other Obligations not paid when due hereunder shall bear interest, until paid in full, at an annual rate equal to the sum of (x) the Base Rate and (y) two percent (2.00%) (each rate described in this subsection (c) herein, a “Default Rate”).

(d) Savings Clause. Notwithstanding anything in this Section 2.8 to the contrary, at no time shall the Borrowers be obligated or required to pay interest on any Obligation at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Borrowers are permitted by applicable law. If, under the terms of this Agreement or any other Loan Document, the Borrowers are at any time required or obligated to pay interest on any Obligation at a rate in excess of such maximum rate, the applicable interest rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of any interest thereon due hereunder. All sums paid or agreed to be paid to a Lender for the use, forbearance or retention of any Obligation, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Obligation to which such payment applies until payment in full so that the rate or amount of interest on account of any such Obligation does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Obligation for so long as the Obligation is outstanding.

Section 2.9 Obligation to Repay Advances. The Borrowers shall be obligated to repay all Advances under this Article II notwithstanding the failure of the Administrative Agent to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the Person requesting the same was not in fact authorized to do so.

Section 2.10 Scheduled Payments; Mandatory Prepayments; Evidence of Obligations.

(a) Interest. The Borrowers shall pay accrued but unpaid interest on each Loan on each Interest Payment Date with respect to that Loan.

(b) Revolving Facility Principal. The aggregate unpaid principal amount of all Revolving Advances shall be due and payable on the Maturity Date.

(c) Swingline Facility Principal. If not earlier repaid or converted, each Swingline Advance shall be due and payable on the fifteenth (15th) Business Day following the date of such Swingline Advance, or, if earlier, on the Maturity Date.

(d) Mandatory Prepayments as a Result of Excess Borrowing. If the Aggregate Revolving Facility Outstanding Amount shall on any date exceed the Aggregate Revolving Commitment Amount, the Borrowers, not later than the next Business Day following such date, shall remit to the Administrative Agent an amount equal to such excess, without notice or demand by the Administrative Agent or any Lender. Any such remittance shall be applied, first, to prepay the outstanding principal balance of the Swingline Advances, if any; second, to the payment of the outstanding principal balance of the Revolving Advances; third, to Cash Collateralize the Letter of Credit Exposure; and fourth, to the remaining Obligations, in such order as the Administrative Agent may, with the consent of the Required Lenders, decide.

(e) Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrowers to such Lender resulting from the Advances made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall maintain in accordance with its usual practice the Register and such other records as it deems appropriate in which it shall record (i) the amount of each Advance hereunder, (ii) the amount of each Loan hereunder and, if applicable, the interest period with respect thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained pursuant to this paragraph (e) shall be prima facie evidence of the matters recorded therein absent demonstrable error; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers or any Borrower to repay the Obligations in accordance with the terms of this Agreement.

(f) Promissory Notes Optional. The Borrowers’ obligation to repay the principal of and interest on the Advances made by each Lender shall be evidenced in the Register and shall, if requested by such Lender, also be evidenced (i) by a Revolving Note, duly executed and delivered by the Borrowers, with blanks appropriately completed, with respect to Revolving Advances made by such Lender, and (ii) by the Swingline Note, duly executed and delivered by the Borrowers, with blanks appropriately completed, with respect to Swingline Advances.

Section 2.11 Computation of Interest and Fees. Interest accruing on the Loans and on the unreimbursed portion of any Letter of Credit Exposure, all Fronting Fees, Letter of Credit Fees, Unused Fees and other fees described in Section 2.12 shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

Section 2.12 Fees. The Borrowers will pay fees to the Lender Parties in accordance with the following:

(a) Unused Fee. The Borrowers will pay to the Administrative Agent, for the pro rata account of the Revolving Lenders, an ongoing unused fee (the “Unused Fee”) from the Closing Date to and including the Revolving Commitment Termination Date, payable quarterly in arrears on the last Business Day of each calendar quarter, computed as the product of (i) three-eighths of one percent (0.375%) and (ii) the daily average amount by which (A) the Aggregate Revolving Commitment Amount exceeds (B) the Aggregate Revolving Facility Outstanding Amount, excluding from the calculation thereof the outstanding principal balance of all Swingline Advances. Any Unused Fee remaining unpaid on the Revolving Commitment Termination Date shall be due and payable on such date. The Unused Fee shall be shared by the Revolving Lenders on the basis of their respective Revolving Percentages.

(b) Upfront Fee. The Borrowers will pay to the Administrative Agent, for the pro rata account of the Revolving Lenders, an upfront fee (the “Upfront Fee”) in the amount of $22,500, which shall be due and payable on the Closing Date. The Upfront Fee shall be shared by the Lenders on the basis of their respective Revolving Percentages.

(c) Arrangement Fee. The Borrowers will pay to the Administrative Agent, for the account of the Administrative Agent, an arrangement fee (the “Arrangement Fee”) in the amount specified in the Engagement Letter, which shall be due and payable on the Closing Date.

(d) Agent’s Fee. The Borrowers will pay to Administrative Agent, for the account of the Administrative Agent, an annual agent’s fee (the “Agent’s Fee”) in an annual amount equal to $5,000 per Lender for each Lender which is at such time a party to this Agreement, which Agent’s Fee shall be due and payable on the Closing Date and each anniversary of the Closing Date.

Section 2.13 Use of Proceeds. Proceeds of the Facilities will be used to (i) provide for the Borrower’s working capital requirements and general corporate purposes, (ii) finance Permitted Acquisitions, and (iii) pay fees and expenses in connection with the negotiation, execution and delivery of this Agreement and all other matters related thereto.

Section 2.14 Voluntary Reduction or Termination of the Commitments; Prepayments.

(a) Reduction or Termination of Aggregate Revolving Commitment Amount. The Borrowers, from time to time upon not less than three (3) Business Days’ prior written notice to the Administrative Agent, may permanently reduce the Aggregate Revolving Commitment Amount; provided, however, that no such reduction shall reduce the Aggregate Revolving Commitment Amount to an amount less than the Aggregate Revolving Facility Outstanding Amount. Any such voluntary reduction shall be pro rata as to all Revolving Commitments according to each Revolving Lender’s Revolving Percentage and shall be in an aggregate amount equal to $5,000,000 or a higher integral multiple of $1,000,000. The Borrowers at any time prior to the Revolving Commitment Termination Date may terminate the Revolving Commitments by (i) providing to the Administrative Agent not less than three (3) Business Days’ prior written notice of its intention to so terminate the Revolving Commitments, (ii) making payment in full of all Revolving Loans and all other monetary Obligations and (iii) Cash Collateralizing the Borrower’s Obligations with respect to Letters of Credit in an amount equal to 103% of the Letter of Credit Exposure.

(b) Prepayments. The Borrowers from time to time may voluntarily prepay the Loans in whole or in part. In the event of either mandatory prepayment or voluntary prepayment hereunder (i) any prepayment of a Facility shall be applied against outstanding Loans of each Lender under that Facility pro rata according to each Lender’s Percentage of that Facility, (ii) each prepayment of the Loans shall be made to the Administrative Agent not later than noon on a Business Day, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day, (iii) each partial prepayment of LIBOR Loans shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation calculated in accordance with Section 2.19, (iv) each partial prepayment of LIBOR Loans shall be in an aggregate amount equal to the applicable minimum LIBOR Loan amount specified in Section 2.5 and, after application of any such prepayment, shall not result in a LIBOR Loan remaining outstanding in an amount less than such minimum LIBOR Loan amount, (v) each partial prepayment of Base Rate Loans shall be in an aggregate amount equal to $500,000 or a higher integral multiple of $100,000, unless (in either case) the aggregate outstanding balance of all Base Rate Loans being prepaid is less than such minimum Base Rate Loan amount, in which event any such prepayment may be in such lesser amount, and (vi) unless notified by the Borrowers in writing to the contrary, the Administrative Agent shall apply all partial prepayments first, to Swingline Advances, and second, to Revolving Advances. Unless otherwise provided in this Agreement or the other Loan Documents, prepayments from the Borrowers of principal shall be applied first to the principal of Base Rate Loans and then to the principal of LIBOR Loans (and, among such LIBOR Loans, first to those with the earliest expiring Interest Periods).

Section 2.15 Payments Generally.

(a) Making of Payments. All payments of principal of and interest due with respect to a Facility shall be made to the Administrative Agent for the account of the applicable Lenders pro rata according to their respective Percentages of such Facility. All payments of fees pursuant to Section 2.12 shall be made to the Administrative Agent for the account of the Administrative Agent or the Lenders, as specified in Section 2.12. All payments hereunder shall be made to the Administrative Agent at its office in Minneapolis, Minnesota (or at such other location as the Administrative Agent may direct by notice to the Borrowers) not later than noon on the date due, in immediately available funds, without set-off or counterclaim, and funds received after that hour shall be deemed to have been received on the next following Business Day. The Borrowers hereby authorize the Administrative Agent to charge any Borrower’s demand deposit account maintained with the Administrative Agent (or with any other Lender) for the amount of any Obligation on its due date, but the Administrative Agent’s failure to so charge any such account shall in no way affect the obligation of the Borrowers to make any such payment. The Administrative Agent shall remit to each Lender in immediately available funds on the same Business Day as received by the Administrative Agent its share of all such payments received by the Administrative Agent for the account of such Lender. All payments under Sections 2.16 or 2.17 shall be made by the Borrowers directly to the Lender entitled thereto.

(b) Effect of Payments. Each payment by the Borrowers to the Administrative Agent for the account of any Lender pursuant to Section 2.15(a) shall be deemed to constitute payment by the Borrowers directly to such Lender, provided, however, that in the event any such payment by the Borrowers to the Administrative Agent is required to be returned to the Borrowers for any reason whatsoever, then the Borrowers’ obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated.

(c) Distributions by Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrowers prior to the date on which such Lender or the Borrowers are scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of an Advance to be made by it hereunder or (in the case of the Borrowers) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrowers (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrowers (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at an annual rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrowers.

(d) Due Date Extension. Subject to subsection (b) of the definition of “Interest Period” with respect to LIBOR Loans, if any payment of principal of or interest on any Loan or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(e) Application of Payments. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrowers shall be applied to such Obligation as the Borrowers shall specify by notice to be received by the Administrative Agent on or before the date of such payment. Concurrently with each remittance to any Lender of its appropriate share of any such payment (based upon such Lender’s Percentage of the Facility to which such payment relates), the Administrative Agent shall advise such Lender as to the application of such payment.

Section 2.16 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Letter of Credit Issuer;

(ii) subject any Lender or the Letter of Credit Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the Letter of Credit Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Letter of Credit Issuer); or

(iii) impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Letter of Credit Issuer, the Borrowers will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any lending office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.17 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender Party entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify each Lender Party within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender Party (with a copy to the Administrative Agent) shall be conclusive absent demonstrable error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrowers is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Treatment of Certain Refunds. If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of a Lender Party will repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g) If a payment made to a Lender Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by Sections 1471 through 1474 of the Internal Revenue Code and any applicable Treasury Regulations issued thereunder or published administrative guidance implementing such Sections, each as from time to time in effect (“FATCA”), and if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA, such Lender Party shall deliver to the Administrative Agent and the Borrowers such additional documentation as may be necessary for each of the Administrative Agent or the Borrowers, as applicable, to comply with its obligations under FATCA, to determine whether such Lender Party has complied with such Lender Party’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

Section 2.18 Basis for Determining Interest Rate Inadequate or Unfair; Illegality. If at any time:

(a) any Lender determines that deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market; or

(b) any Lender otherwise determines that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining a LIBO Rate; or

(c) any Lender determines that the Adjusted LIBO Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to that Lender of maintaining or funding its Loans, or that the making or funding of Loans based on the Adjusted LIBO Rate has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of that Lender materially affects such Loans; or

(d) any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the affected Lender, shall raise a substantial question as to whether it is unlawful for such Lender to make, maintain or fund Loans whose pricing is determined by reference to the LIBO Rate or the Adjusted LIBO Rate;

then (i) the affected Lender shall promptly notify the Borrowers and the Administrative Agent, (ii) the obligation of the affected Lender to make or maintain Loans whose pricing is determined by reference to the LIBO Rate or the Adjusted LIBO Rate shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) at the option of such Lender, the Base Rate shall be determined without reference to the Daily One-Month LIBO Rate, but instead the Base Rate shall be equal to the Prime Rate.

Section 2.19 Loan Losses. The Borrowers hereby agree that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrowers will indemnify such Lender against any loss (other than loss of the Margin) or expense which such Lender may have sustained or incurred (including but not limited to any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain LIBOR Loans) or which such Lender may be deemed to have sustained or incurred, as reasonably determined by such Lender, (i) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with any LIBOR Loans, (ii) due to any failure of the Borrowers to borrow or convert any LIBOR Loans on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any LIBOR Loan on a date other than the last day of the applicable Interest Period for such LIBOR Loan. For this purpose, all notices under Sections 2.2, 2.4 and 2.5 shall be deemed to be irrevocable.

Section 2.20 Right of Lenders to Fund through Other Offices. Each Lender, if it so elects, may fulfill its agreements hereunder with respect to any LIBOR Loan by causing a foreign branch or affiliate of such Lender to make such LIBOR Loan; provided, that in such event the obligation of the Borrowers to repay such LIBOR Loan shall nevertheless be to such Lender and such LIBOR Loan shall be deemed held by such Lender for the account of such branch or affiliate.

Section 2.21 Discretion of Lenders as to Manner of Loan. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain all or any part of its LIBOR Loans in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (including but not limited to Section 2.19 hereof) all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such LIBOR Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBO Rate for such Interest Period.

Section 2.22 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of a Lender pursuant to Sections 2.16, 2.17, 2.18 or 2.19 shall be conclusive absent demonstrable error. Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.16, 2.17 and 2.19 and the provisions of Sections 2.16, 2.17 and 2.19 shall survive termination of this Agreement.

Section 2.23 Nature of Lender Parties’ Obligations. The obligations of each Lender Party hereunder are the several obligations of such Lender Party, and no Lender Party shall be responsible for the obligations of any other Lender Party hereunder, nor will the failure by any Lender Party to perform any of its obligations hereunder relieve any other Lender Party from the performance of its obligations hereunder. Nothing contained in this Agreement, and no action taken by any Lender Party pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lender Parties as a partnership, association, joint venture, or other entity.

Section 2.24 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Defaulting Lender’s Unused Fees. Unused Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a).

(b) Reallocation of Defaulting Lender’s Unfunded Participations. If any Letter of Credit Exposure or Swingline Advances are outstanding when a Revolving Lender becomes a Defaulting Lender then:

(i) The Administrative Agent may reallocate all or any part of the unfunded participations in such Letter of Credit Exposure or Swingline Advances among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ outstanding Revolving Credit Exposure, after giving effect to such reallocation, does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, and (y) the conditions set forth in Section 3.2 are satisfied at such time.

(ii) If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within ten Business Days following notice by the Administrative Agent (x) first, prepay all outstanding Swingline Advances, and (y) second, Cash Collateralize the Letter of Credit Exposure to the extent of such Defaulting Lender’s remaining share of the Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Defaulting Lender’s Revolving Commitment Percentage of the Letter of Credit Exposure remains outstanding.

(c) Treatment of Defaulting Lender’s Letter of Credit Fees.

(i) If the Borrowers Cash Collateralize any portion of such Defaulting Lender’s share of the Letter of Credit Exposure then outstanding pursuant to this Section 2.24, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.7(b) with respect to such Defaulting Lender’s remaining share of the Letter of Credit Exposure during the period such Defaulting Lender’s share of the Letter of Credit Exposure is Cash Collateralized.

(ii) If the share of the Letter of Credit Exposure held by the non-Defaulting Lenders is reallocated pursuant to this Section 2.24, then the fees payable to the Lenders pursuant to Section 2.7(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages.

(iii) If any Defaulting Lender’s Revolving Percentage of the Letter of Credit Exposure then outstanding is neither Cash Collateralized nor reallocated pursuant to this Section 2.24, then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.7(b) with respect to such Defaulting Lender’s share of the Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Defaulting Lender’s share of the Letter of Credit Exposure is Cash Collateralized and/or reallocated.

(d) Further Swingline Advances and Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Advance and the Letter of Credit Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders in a manner consistent with this Section 2.24 and/or Cash Collateral will be provided by the Borrowers in accordance with this Section 2.24.

(e) Reallocation of Defaulting Lender’s Payments. So long as any Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 7.4 but excluding Section 9.7) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer hereunder, (iii) third, if such Defaulting Lender is a Revolving Lender and the Administrative Agent so determines or is requested by a Letter of Credit Issuer or Swingline Lender, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Advance or Letter of Credit, (iv) fourth, to the funding of any Borrowing in respect of which such

Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if such Defaulting Lender is a Revolving Lender and the Administrative Agent and the Borrowers so determine, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender in respect of any Borrowings under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such Defaulting Lender is a Revolving Lender and such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Reimbursement Obligations which such Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 3.2 are satisfied, such payment shall be applied solely to prepay the Advances of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Advances, or reimbursement obligations owed to, such Defaulting Lender.

(f) Restoration of Defaulting Lender. If the Administrative Agent, the Borrowers, the Letter of Credit Issuer and the Swingline Lender (as applicable) each agree that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Commitments of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such portion of the Advances of the other Lenders (other than Swingline Advances) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Revolving Percentage.

ARTICLE III

CONDITIONS TO CREDIT EXTENSIONS

Section 3.1 Conditions Precedent to the Initial Credit Extension. The obligation of the Lender Parties to effect any Credit Extension is subject to the condition precedent that, on or before the day of the first Credit Extension, the Administrative Agent shall have received the following, each in form and substance satisfactory to the Required Lenders:

(a) Such Notes as shall be requested by any Lenders, each properly executed on behalf of the Borrowers.

(b) The Guaranty, properly executed on behalf of the Guarantors.

(c) The Intercompany Subordination and Payment Agreement, properly executed on behalf of the Obligors and the Foreign Subsidiaries.

(d) The Pledge Agreement, properly executed on behalf of the Obligors, together with:

(i) Financing statements with respect to each Obligor to be filed in each jurisdiction which, in the opinion of the Administrative Agent, is reasonably necessary to perfect the Liens created by the Pledge Agreement, to the extent such Liens can be perfected by filing.

(ii) Current searches of appropriate filing offices in each jurisdiction in which an Obligor is organized, has an office or otherwise conducts business (including but not limited to patent and trademark offices, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against any Obligor, and that no financing statements or other notifications or filings have been filed and remain in effect against any Obligor, other than those for which the Administrative Agent has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 6.1.

(iii) Original stock certificates (or other applicable evidence of ownership) evidencing 65% of the issued and outstanding Capital Stock of each Foreign Subsidiary whose Capital Stock if required to be pledged under the terms of this Agreement, together with stock powers executed in blank by the relevant Obligor.

(e) Evidence of all insurance required by the terms of the Loan Documents.

(f) Certificates of the secretary or other appropriate officer of each Obligor (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which such Obligor is a party have been duly approved by all necessary action of the Governing Board of such Obligor, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Obligor, together with such copies, and (iii) certifying the names of the officers of such Obligor that are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers. The Lender Parties may conclusively rely on such certificate until the Administrative Agent receives a further certificate of the Secretary or Assistant Secretary of such Obligor amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(g) A certificate of good standing for each Obligor from the Secretary of State (or the appropriate official) of the state of formation of such Obligor, dated not more than 30 days prior to the Closing Date.

(h) A signed copy of an opinion of counsel for each Obligor addressed to the Administrative Agent, for the benefit of the Lender Parties, with respect to the matters contemplated by the Loan Documents.

(i) Payment of all fees and expenses then due and payable pursuant to Sections 2.12 and 9.6(a) hereof.

(j) A payoff letter from the administrative agent for the current lenders to the Borrowers.

Section 3.2 Conditions Precedent to All Credit Extensions. The obligation of the Lender Parties to effect any Credit Extension shall be subject to the further conditions precedent that on the date of such Credit Extension:

(a) The representations and warranties contained in Article IV are correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(b) No event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.

Any request for a Credit Extension, whether written, telephonic, facsimile or otherwise, shall be deemed to be a representation by the Borrowers that (i) the statements set forth in this Section 3.2 are correct as of the time of the request, (ii) if such Credit Extension is a Revolving Borrowing or Letter of Credit, the amount of the requested Borrowing or Letter of Credit, when added to the Revolving Facility Outstanding Amount prior to such Borrowing, would not cause the Revolving Facility Outstanding Amount to exceed the Aggregate Revolving Commitment Amount, and (iii) if such Credit Extension is a Letter of Credit, the amount of the requested Letter of Credit, when added to the Letter of Credit Exposure prior to issuance of such Letter of Credit, would not cause the Letter of Credit Exposure to exceed the Letter of Credit Sublimit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lender Parties as follows:

Section 4.1 Legal Existence and Power; Name; Chief Executive Office. Each Borrower and each Subsidiary is a legal entity duly organized, validly existing and in good standing under the laws of its respective state or jurisdiction of organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to obtain such licensing or qualification could reasonably be expected to have a Material Adverse Effect. Each Borrower and each Subsidiary has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.

Section 4.2 Authorization for Borrowings and Letters of Credit; No Conflict as to Law or Agreements. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party, and the Letters of Credit and Advances from time to time obtained hereunder, have been duly authorized by all necessary company action and do not and will not (a) require any consent or approval which has not been obtained prior to the date hereof, (b) require any authorization, consent or approval by, or registration, declaration or filing

(other than filing of financing statements as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any law, rule or regulation (including but not limited to Regulations T, U or X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to an Obligor or of the Organizational Documents of an Obligor, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Obligor is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by an Obligor (other than as required under the Pledge Agreement in favor of the Administrative Agent or as otherwise permitted by this Agreement).

Section 4.3 Legal Agreements. Each of the Loan Documents constitutes the legal, valid and binding obligations and agreements of the Obligor which is a party thereto, enforceable against such Obligor in accordance its terms, except to the extent that enforcement thereof may be limited by an applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.

Section 4.4 Capitalization. The holder, class and percentage interests of the ownership of all Subsidiaries (including POCO Graphite) and Affiliates of Entegris are set forth and described in Schedule 4.4, wherein each Subsidiary that is a Guarantor hereunder is so noted. All of the issued and outstanding Capital Stock of each Subsidiary and Affiliate owned by a Borrower or any Subsidiary is duly authorized, validly issued, fully paid and nonassessable.

Section 4.5 Financial Condition. The Borrowers have heretofore furnished to the Lenders the audited financial statements of the Consolidated Group for the fiscal year ended December 31, 2010 and the unaudited financial statements of the Consolidated Group for the fiscal quarter ended April 2, 2011. Those financial statements fairly present in all material respects the financial condition of the Consolidated Group on the date thereof and the results of operations and cash flows for the periods then ended (subject to year-end audit adjustments and the absence of footnotes) and were prepared in accordance with GAAP.

Section 4.6 Adverse Change. Since the date of the last financial statement referred to in Section 4.5, there has not occurred any event or circumstance that could reasonably be expected to have a Material Adverse Effect.

Section 4.7 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any Subsidiary or the properties or business of any Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect, except as set forth and described in Schedule 4.7.

Section 4.8 Regulation U. None of the Borrowers or any Subsidiaries has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.9 Taxes. Each Borrower and each Subsidiary has paid or caused to be paid to the proper authorities all federal, state, foreign and local taxes required to be withheld by it. Each Borrower and each Subsidiary has filed all federal, state, foreign and local tax returns which, to the knowledge of the officers of the Borrowers and the Subsidiaries, are required to be filed, and each Borrower and each Subsidiary has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by such Borrower or such Subsidiary in good faith and by proper proceedings and for which such Borrower or such Subsidiary shall have set aside adequate reserves in accordance with GAAP.

Section 4.10 Titles and Liens. A Borrower or a Subsidiary has good and absolute fee or leasehold title, as the case may be, to all properties and assets reflected in the latest consolidated balance sheets referred to in Section 4.5, free and clear of all Liens, except for Permitted Liens. In addition, no financing statement or similar filing naming any Borrower or any Subsidiary as debtor is on file in any office except to perfect only Permitted Liens and precautionary filings for leases and consignments.

Section 4.11 Plans. None of the Borrowers or any Subsidiaries or any of their ERISA Affiliates (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multi-employer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or comparable state law). None of the Borrowers or any Subsidiaries or, except as would not reasonably be expected to have a Material Adverse Effect, any of their ERISA Affiliates, has received any notice or has any knowledge to the effect that it is not in substantial compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no Reportable Event has occurred in connection with any Pension Plan subject to Title IV of ERISA. Each Plan which is intended to qualify under Section 401(a) of the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status that is not correctable under available government correction programs without a Material Adverse Effect. None of the Borrowers or the Subsidiaries or, except as would not reasonably be expected to have a Material Adverse Effect, any of its ERISA Affiliates, has, with respect to any Pension Plan, (i) failed to satisfy the minimum funding standard specified in Section 302(a)(2) of ERISA or Section 412(a)(2) of the Code with respect to any plan year, (ii) any material liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-employer Plan or (iii) any knowledge of any facts or circumstances which would be reasonably likely to result in any material liability to the Pension Benefit Guaranty

Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan). With respect to each Pension Plan subject to Section 430 of the Code, as of the most recent determination made for purposes of Section 430 of the Code, the aggregate “funding shortfall” (as defined in Section 430(c)(4) of the Code, without reduction of assets under Section 430(f)(4)(B) of the Code) of the Plan, if paid to the Plan in a lump-sum payment, would not have a Material Adverse Effect, and the aggregate funding target attainment percentage (as defined in Section 430(d)(2) of the Code, without reduction of assets under Section 430(f)(4)(B) of the Code) of the Plan equals at least 80%. There is no lien on assets of any Borrower, any Subsidiary or any ERISA Affiliate that has arisen under Section 430(k) of the Code. Except as would not reasonably be expected to have a Material Adverse Effect, other than claims for benefits in the ordinary course of business, there are no actions, suits, disputes, arbitrations or other material claims pending or, to the Borrower’s knowledge, threatened with respect to any Plan.

Section 4.12 Environmental Compliance. Each Borrower and each Subsidiary has obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at its facilities or in connection with the operation of its facilities, except where the failure to obtain such items would not have a Material Adverse Effect. Except as disclosed on Schedule 4.12, each Borrower and each Subsidiary and all activities of each Borrower and each Subsidiary at its facilities comply with all material Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to such Person with respect thereto except where noncompliance would not have a Material Adverse Effect. Except as set forth on Schedule 4.12, each Borrower and each Subsidiary is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which such Borrower or such Subsidiary is aware and with respect to which noncompliance could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.12, none of the Borrowers or any Subsidiary is aware of, nor has any Borrower or Subsidiary received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws in a manner that could reasonably be expected to result in a Material Adverse Effect.

Section 4.13 Submissions to Lenders. All financial and other information provided to the Lender Parties by or on behalf of the Borrowers and the Subsidiaries in connection with this Agreement is true and correct in all material respects and, as to projections, valuations or pro forma financial statements, present a good faith opinion as of the date made as to such projections, valuations and pro forma condition and results.

Section 4.14 Financial Solvency. Both before and after giving effect to all of the loans, guaranties and other financial accommodations contemplated herein, each Borrower and each Subsidiary:

(a) was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of such Borrower or such Subsidiary are unreasonably small;

(c) does not, by executing, delivering or performing its obligations under the Loan Documents or by taking any action with respect thereto, intend to, nor believe that it will, incur debts beyond its ability to pay them as they mature;

(d) does not, by executing, delivering or performing its obligations under the Loan Documents to which it is a party or by taking any action with respect thereto, intend to hinder, delay or defraud either its present or future creditors; and

(e) does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction or country, and, to the best knowledge of the Borrowers, is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against such Borrower or such Subsidiary.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligations (other than unasserted contingent indemnity obligations) remain unpaid or any Facility remains outstanding, the Borrowers will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 5.1 Reporting Requirements. The Borrowers will deliver, or cause to be delivered (whether by Debtx or such other method acceptable to the Administrative Agent), to each Lender each of the following, which shall be in form and detail reasonably acceptable to the Required Lenders:

(a) As soon as available, and in any event within the earlier of (i) 95 days after the end of each fiscal year of the Borrowers and (ii) 5 Business Days after the filing of such financial statements with the Securities and Exchange Commission, audited annual financial statements of the Consolidated Group with the unqualified opinion on the financial statement audit of independent certified public accountants selected by the Borrowers and acceptable to the Administrative Agent, which annual financial statements shall include (A) the audited balance sheets of the Consolidated Group as at the end of such fiscal year and the related audited statements of income, retained earnings and cash flows of the Consolidated Group for the fiscal year then ended, prepared on a consolidated basis, and (B) the unaudited balance sheets and statements of income prepared on a consolidating basis, all in reasonable detail and prepared in accordance with GAAP, together with a certificate of a Responsible Officer, substantially in the form of Exhibit E, stating that such financial statements have been prepared in accordance with GAAP and whether or not such Responsible Officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto.

(b) As soon as available and in any event within the earlier of (i) 45 days after the end of each fiscal quarter (other than any fiscal quarter which is also a fiscal year-end) of the Borrowers and (ii) 5 Business Days after the filing of such financial statements with the Securities and Exchange Commission, (A) the unaudited interim balance sheets and statements of income, cash flow and retained earnings of the Consolidated Group as at the end of and for such fiscal quarter and for the year-to-date period then ended, prepared on a consolidated basis, and (B) the unaudited balance sheets and statements of income prepared on a consolidating basis, in reasonable detail and for the year-to-date period then ended and the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes; and accompanied by a certificate of a Responsible Officer, substantially in the form of Exhibit E, stating (x) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, (y) whether or not such Responsible Officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto and (z) all relevant facts in reasonable detail to evidence, and the computations as to whether or not the Borrowers are in compliance with the Financial Covenants.

(c) Not later than 30 days after the commencement of each fiscal year of the Borrowers, the projected consolidated balance sheets, income statements and cash flow statements for the Consolidated Group for each fiscal quarter of such year, each in reasonable detail, representing the good faith projections of the Borrowers for each such fiscal quarter, and certified by a Responsible Officer as being the most accurate projections available, together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request.

(d) Immediately after the commencement thereof, notice of all litigation and of all proceedings before any governmental or regulatory agency affecting any Borrower or any Subsidiary of the type described in Section 4.7 or which (i) seek a monetary recovery against any Borrower or any Subsidiary in excess of $10,000,000 or (ii) could reasonably be expected to have a Material Adverse Effect.

(e) As promptly as practicable (but in any event not later than 5 Business Days) after an officer of any Borrower obtains knowledge of the occurrence of a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a Responsible Officer setting forth the steps being taken by any Borrower or any Subsidiary to cure the effect of such Default or Event of Default.

(f) As promptly as practicable, and in any event within 30 days after any Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrowers will deliver to the Administrative Agent a statement of a Responsible Officer setting forth details as to such Reportable Event and the action which the Borrowers propose to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.

(g) As promptly as practicable, and in any event within 10 days after any Borrower or any Subsidiary fails to make any quarterly contribution required with respect to any Pension Plan under Section 430(j) of the Code, or fails to make a contribution required (or seeks a waiver of any contribution required) with respect to any Pension Plan under Section 412 of the Code, the Borrowers will deliver to the Administrative Agent a statement of a Responsible Officer setting forth details as to such failure and the action which the Borrowers propose to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation, or contribution waiver request filed with the Internal Revenue Service.

(h) Promptly upon obtaining knowledge thereof, notice of the violation by any Borrower or any Subsidiary of any law, rule or regulation, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(i) Promptly upon their distribution, copies of all proxy statements which Entegris shall have sent to its Shareholders.

(j) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which any Borrower or any Subsidiary shall file with the Securities and Exchange Commission or any national securities exchange.

(k) Promptly after the adoption of any change in the Approved Currency Risk Policy or the Approved Investment Policy, a copy of such changed Approved Currency Risk Policy and the Approved Investment Policy, as applicable.

(l) Promptly, such additional information concerning each Borrower and each Subsidiary as the Administrative Agent may reasonably request.

Any of the foregoing financial statements and reports shall be deemed to have been delivered upon the filing of such financial statements and reports by Entegris through the Security and Exchange Commission’s EDGAR system or publication by Entegris of such financial statements and reports on its website and the receipt by the Administrative Agent and each Lender of electronic notice from Entegris with a link to such financial statements and reports.

Section 5.2 Books and Records; Inspection and Examination. Each Borrower will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself pertaining to its business and financial condition and such other matters as the

Administrative Agent may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon request of and reasonable notice by the Administrative Agent, will permit any officer, employee, attorney or accountant for any Lender Party to audit, review, make extracts from or copy any and all corporate and financial books and records of any Borrower or any Subsidiary at all reasonable times during ordinary business hours and to discuss the affairs of any Borrower or any Subsidiary with any of its Directors, officers, employees or agents. The Borrowers will permit any Lender Party or its employees, accountants, attorneys or agents, to examine and inspect any property of any Borrower or any Subsidiary at any time during ordinary business hours; provided, that each Lender Party will use reasonable efforts to conduct (or have conducted) any such examination or inspection so as to minimize disruptions to the operations of such Borrower or such Subsidiary.

Section 5.3 Compliance with Laws. Each Borrower will, and will cause each Subsidiary to, (a) comply with the requirements of all applicable laws and regulations including (but not limited to) all Environmental Laws the noncompliance with which could reasonably be expected to have a Material Adverse Effect and (b) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance the noncompliance with which could reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrowers shall (i) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls any Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

Section 5.4 Payment of Taxes and Other Claims. Each Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it prior in each case to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of any Borrower or any Subsidiary; provided, that none of the Borrowers or Subsidiaries shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary has set aside adequate reserves in accordance with GAAP.

Section 5.5 Maintenance of Properties. Each Borrower will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted and damage caused by fire or other casualty or taking by eminent domain excepted while such damage or taking is being restored); provided, however, that nothing in this Section 5.5 shall prevent any Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of such Borrower or such Subsidiary, desirable in the conduct of its business and not disadvantageous in any material respect to the Lender Parties.

Section 5.6 Insurance. Each Borrower will obtain and at all times maintain, and will cause each Subsidiary to obtain and at all times maintain, insurance with insurers believed by it to be responsible and reputable in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which it operates.

Section 5.7 Preservation of Legal Existence. Each Borrower will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and will conduct, and cause each Subsidiary to conduct, its business in an orderly, efficient and regular manner; provided, however, that nothing in the foregoing shall prohibit any Subsidiary from merging into a Borrower or another Subsidiary so long as such merger is not prohibited under Section 6.7.

Section 5.8 Creation of New Obligors and Subsidiaries. Upon the formation or acquisition of any Domestic Subsidiary, the Borrowers will cause such Domestic Subsidiary (other than Entegris Asia) to execute and deliver to the Administrative Agent, for the benefit of the Lender Parties, a Guaranty in form and content acceptable to the Administrative Agent (or, if acceptable to the Administrative Agent, a joinder agreement with respect to the existing Guaranty to which other Domestic Subsidiaries are a party) and, in connection therewith, deliver to the Administrative Agent a certificate of the secretary or other appropriate officer of such Domestic Subsidiary (i) certifying that the execution, delivery and performance of the Guaranty have been duly approved by all necessary action of the Governing Board of such Domestic Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Domestic Subsidiary, together with such copies, and (iii) certifying the names of the officers of such Domestic Subsidiary that are authorized to sign the Guaranty; and (iv) an opinion of counsel to the Domestic Subsidiary, opining as to the due execution, delivery and enforceability of such Guaranty, in form and substance reasonably acceptable to the Administrative Agent, whereupon such Domestic Subsidiary shall constitute an Obligor hereunder. Upon the formation or acquisition of a Foreign Subsidiary which is a first-tier Subsidiary of Entegris or of a Domestic Subsidiary, the Borrowers will cause the Borrower or such Domestic Subsidiary which is the Shareholder of such Foreign Subsidiary (if it is not already a party to the Pledge Agreement) to execute and deliver to the Administrative Agent, for the benefit of the Lender Parties, a pledge agreement in form and substance acceptable to the Administrative Agent (or, if acceptable to the Administrative Agent, a joinder agreement or amendment with respect to the existing Pledge Agreement to which Entegris and the other Domestic Subsidiaries are a party) pursuant to which Entegris or such Domestic Subsidiary, as applicable, grants a security interest in sixty-five percent (65%) of the Capital Stock (and proceeds thereof and other rights with respect thereto) of such Foreign Subsidiary to the Administrative Agent, for the benefit of the Lender Parties, as security for the Obligations, and, if the Capital Stock of such Foreign Subsidiary is certificated, and delivers to the Administrative Agent certificates evidencing such sixty-five percent (65%) of the Capital Stock of such Foreign Subsidiary.

Section 5.9 Maximum Capital Expenditures. The Borrowers will not permit the aggregate amount of the Capital Expenditures of the Consolidated Group, measured on a year-to-date basis as of any date of determination, to exceed $60,000,000 as of any measurement date during any fiscal year.

Section 5.10 Maximum Cash Flow Leverage Ratio. The Borrowers will maintain the Cash Flow Leverage Ratio of the Consolidated Group as of each Covenant Compliance Date at not more than 3.00 to 1.00.

Section 5.11 Minimum Liquidity. The Borrowers will maintain Qualified Cash of not less than (a) $25,000,000 in the aggregate within the Consolidated Group as of each Covenant Compliance Date and (b) $10,000,000 in the aggregate at all times within the Borrowers in accounts maintained in the United States with Wells Fargo or an Affiliate of Wells Fargo. For purposes of determining compliance with the provisions of this Section 5.11, any Qualified Cash which is held by any Foreign Subsidiary shall be valued at sixty-five percent (65%) of the applicable currency value.

Section 5.12 Approved Currency Risk Management Policy and Approved Investment Policy. Each Borrower will, and will cause each Subsidiary to, comply with the Approved Currency Risk Management Policy and the Approved Investment Policy, and not make any material change to the Approved Currency Risk Management Policy or the Approved Investment Policy without prior written approval of the Required Lenders, which approval may not be unreasonably withheld, except that changes may be made to the Approved Currency Risk Management Policy and the Approved Investment Policy to the extent such changes are made to require more conservative currency risk management or more conservative investments.

Section 5.13 Primary Banking Relationships and Accounts. The Borrowers will establish and maintain, and will use reasonable efforts to cause the Domestic Subsidiaries to establish and maintain, their primary banking relationships and accounts with the Administrative Agent. The Borrowers will establish and maintain, and will use reasonable efforts to cause the Foreign Subsidiaries to establish and maintain, their primary banking relationships and accounts with Wells Fargo Bank, National Association and Citibank, N.A.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligations (other than unasserted contingent indemnity obligations) remain unpaid or any Facility remains outstanding, the Borrowers will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 6.1 Liens. The Borrowers will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, excluding from the operation of the foregoing the Permitted Liens.

Section 6.2 Debt. The Borrowers will not, and will not permit any Subsidiary to, incur, create, assume, permit or suffer to exist, any Debt other than Permitted Debt; provided, however, the aggregate amount of Permitted Debt (other than items described in clause (e) of the definition of Permitted Debt) shall not exceed at any time $75,000,000.

Section 6.3 Investments. The Borrowers will not, and will not permit any Subsidiary to, make, purchase, hold or permit to exist any Investment, except:

(a) Cash, Cash Equivalents and Other Approved Investments.

(b) any investment by Entegris or any Subsidiary in the Capital Stock of any Subsidiary or in the Capital Stock of any Affiliate set forth on Schedule 4.4; provided, that, equity and Intercompany Loans made by the Obligors in Foreign Subsidiaries after the Closing Date shall not exceed $50,000,000 at any one time outstanding.

(c) Intercompany Loans made by (i) the Obligors to Foreign Subsidiaries in an aggregate amount, together with all equity investments made by the Obligors in Foreign Subsidiaries after the Closing Date, not to exceed $50,000,000 at any one time outstanding, (ii) an Obligor to another Obligor, or (iii) a Foreign Subsidiary to an Obligor or another Foreign Subsidiary; provided, that each Intercompany Loan owing from an Obligor to a Foreign Subsidiary shall be subject to the terms of the Intercompany Subordination and Payment Agreement.

(d) Travel advances or loans to officers and employees of any Borrower or any Subsidiary in the ordinary course of business.

(e) Advances in the form of progress payments, prepaid rent or security deposits or other similar advances in the ordinary course of business.

(f) Investments in existence on the date hereof and listed on Schedule 6.3.

(g) Transactions contemplated in the definitions of Hedging Obligations and FX Currency Option Obligations, in each case to the extent permitted under Section 6.2.

(h) Investments not otherwise permitted under this Section 6.3 not to exceed $10,000,000 in the aggregate at any time outstanding.

(i) Permitted Acquisitions.

Section 6.4 Restricted Payments. Entegris will not declare or make any Restricted Payments, or set aside funds for the making of any Restricted Payments, except that, so long as no Default or Event of Default exists or would occur as a result thereof, Entegris may declare and make Restricted Payments in connection with dividends declared in connection with its issued and outstanding Capital Stock and/or in connection with the repurchase of its issued and outstanding Capital Stock in an aggregate amount not to exceed $50,000,000 in any fiscal year of Entegris.

Section 6.5 Restrictions on Sale and Issuance of Subsidiary Stock; Agreements Binding on Subsidiaries. No Borrower will:

(a) Permit any of its Subsidiaries to issue or sell any units of any class of such Subsidiary’s Capital Stock to any other Person (other than to a Borrower or a wholly-owned Subsidiary of a Borrower), except for (i) the purpose of qualifying Directors or satisfying preemptive rights or of paying a common stock dividend on, or splitting, common stock of such Subsidiary, or (ii) any issuance or sale of any units of any class of the Capital Stock of Entegris Precision Technology Corporation.

(b) Sell, transfer or otherwise dispose of any units of any class of any of its Subsidiary’s Capital Stock to any other Person (except to a Borrower or a wholly-owned Subsidiary of a Borrower or to qualified Directors).

(c) Permit any of its Subsidiaries to sell, transfer or otherwise dispose of any units of any class of Capital Stock of any other Subsidiary of a Borrower to any other Person (other than to a Borrower or a wholly-owned Subsidiary of a Borrower).

(d) Enter into, or permit any of its Subsidiaries to enter into, or otherwise be subject to, any instrument, contract or agreement (including its charter documents) which limits the amount of or otherwise imposes restrictions on:

(i) the payment of dividends and distributions by any Subsidiary to a Borrower or any other Subsidiary;

(ii) the payment by any Subsidiary of any Debt owed to a Borrower or any other Subsidiary;

(iii) the making of loans or advances by any Subsidiary to a Borrower or any other Subsidiary;

(iv) the transfer by any Subsidiary of its property to a Borrower or any other Subsidiary; or

(v) the merger or consolidation of any Subsidiary with or into a Borrower or any other Subsidiary;

provided that the foregoing shall not prohibit restrictions and conditions imposed by: (A) applicable laws which (taken as a whole) could reasonably be expected not to have a Material Adverse Effect, (B) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is not prohibited hereunder, (C) customary provisions in leases and other contracts restricting the assignment thereof, and (D) (1) any contractual obligation in effect on the date hereof or that governs any Debt, Capital Stock or assets of a Person acquired by the Entegris or any Subsidiary as in effect on the date of such acquisition (except to the extent such contractual obligation was created or such Debt was incurred in connection with or in contemplation of such acquisition, which limitation or restriction is not applicable to any Person, or the assets of any Person, other than the Person, or the assets of the Person, so acquired, provided, that in the case of Debt, such Debt was permitted by the terms of this Agreement to be incurred), (2) customary provisions in joint venture agreements and other similar instruments relating solely to the securities, assets and revenues of such joint venture, (3) restrictions on deposits or minimum net worth requirements imposed under contracts entered into in the ordinary course of business and (4) restrictions in the loan documents related to Permitted Foreign Subsidiary Debt.

Section 6.6 Transactions With Affiliates. The Borrowers will not, and will not permit any Subsidiary to, enter into or be a party to any transaction with any Affiliate of any such Borrower or such Subsidiary except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of such Borrower or such Subsidiary. The Borrowers will cause each Foreign Subsidiary to comply with all of the terms of the Intercompany Subordination and Payment Agreement.

Section 6.7 Fundamental Changes. The Borrowers will not, and will not permit any Subsidiary to, liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, assign, transfer or otherwise dispose of assets, or acquire all or substantially all of the assets of any other Person or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person, or agree to do any of the foregoing at any future time, except that the foregoing shall not prohibit:

(a) Any Permitted Acquisition.

(b) The merger or consolidation of any Obligor into any other Obligor, provided that in the case of any merger involving a Borrower, such Borrower must be the surviving entity.

(c) The merger of any Foreign Subsidiary with another Foreign Subsidiary, provided that sixty-five percent (65%) of the Capital Stock of any Foreign Subsidiary which is a first-tier Subsidiary of a Domestic Subsidiary must be pledged to the Administrative Agent, for the benefit of the Lender Parties, pursuant to the Pledge Agreement.

(d) The sale, lease or transfer by any Domestic Subsidiary of all or a substantial part of its assets to a Borrower or another Domestic Subsidiary which is an Obligor, and the acquisition by such Borrower or such Domestic Subsidiary of such assets.

(e) The sale, lease or transfer by any Foreign Subsidiary of all or a substantial part of its assets to an Obligor or to another Foreign Subsidiary which is a first-tier Subsidiary of Entegris or a Domestic Subsidiary and 65% of whose Capital Stock has been pledged pursuant to the Pledge Agreement, and the acquisition by such Obligor or such Foreign Subsidiary of such assets.

(f) The sale, lease or transfer by any Foreign Subsidiary which is not a first-tier Subsidiary of Entegris or a Domestic Subsidiary to another Foreign Subsidiary which is not a first-tier Subsidiary of Entegris or a Domestic Subsidiary, and the acquisition by such Foreign Subsidiary of such assets.

(g) The sale or other disposition of inventory and equipment to non-Affiliates in the ordinary course of business consistent with past practice.

(h) Intercompany Loans permitted under Section 6.3.

(i) Sales and transfers of inventory among Entegris and its Subsidiaries, provided that each such transaction complies with all applicable provisions of this Agreement.

(j) Licenses of Intellectual Property Rights in the ordinary course of business.

(k) Other dispositions of assets (other than patents, trademarks, copyrights, and other Intellectual Property Rights) having a current net book value not to exceed $5,000,000 in the aggregate in any fiscal year.

(l) Sales of accounts receivable of Nihon Entegris K.K. or any other Foreign Subsidiary to a Person which is not a Borrower, a Subsidiary or an Affiliate of a Borrower or a Subsidiary pursuant to the terms of the Japan A/R Financing Transaction or pursuant to another transaction which is an arm’s length sale of such accounts receivable.

Section 6.8 Sale and Leaseback. The Borrowers will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any other Person whereby any Borrower or any Subsidiary shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which any Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.9 Restrictions on Nature of Business. The Borrowers will not, and will not permit any Subsidiary to, engage in any line of business materially different from that in which the Borrowers and any such Subsidiary are presently engaged and businesses reasonably related or complementary thereto and will not, and will not permit any Subsidiary to, purchase, lease or otherwise acquire assets not related to its business. Entegris will not make any change in the manner in which it operates business transactions between Entegris and its Domestic Subsidiaries, on the one hand, and its Foreign Subsidiaries, on the other hand, that could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lender Parties.

Section 6.10 Accounting. The Borrowers will not, and will not permit any other Obligor to, adopt any material change in accounting principles, other than as required by GAAP, and will not, and will not permit any other Obligor to, adopt, permit or consent to any change in its fiscal year.

Section 6.11 Hazardous Substances. The Borrowers will not cause or permit, and will not permit any Subsidiary to cause or permit, any Hazardous Substances to be disposed of in any manner which could reasonably be expected to result in a Material Adverse Effect.

Section 6.12 Modification of Organizational Documents. The Borrowers will not, and will not permit any Subsidiary to, consent to any material amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, any Organizational Documents of any Borrower or any Subsidiary.

Section 6.13 Tax Consolidation. The Borrowers will not, and will not permit any Subsidiary to, file or consent to the filing of, any consolidated income tax return with any Person other than the Borrowers and the Subsidiaries.

Section 6.14 Negative Pledges, Restrictive Agreements, etc. The Borrowers will not, and will not permit any Subsidiary to, enter into any agreement (excluding this Agreement) restricting or prohibiting: (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of any Borrower or any Subsidiary to amend or otherwise modify any Loan Document, except that the documents pertaining to Permitted Purchase Money Debt and Permitted Foreign Subsidiary Debt may prohibit Liens on the assets securing such Permitted Purchase Money Debt or such Permitted Foreign Subsidiary Debt; or (b) the ability of any Subsidiary (including POCO Graphite) to make any payments directly or indirectly to any Borrower or any other Subsidiary by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals, or otherwise.

Section 6.15 Entegris Asia. Entegris will not permit Entegris Asia to own any assets, other than (a) miscellaneous licenses and intangible rights incidental to Entegris Asia’s existence, (b) Capital Stock in Foreign Subsidiaries, so long as 65% of such Capital Stock is pledged to the Administrative Agent, for the benefit of the Lender Parties, in accordance with the terms of this Agreement and the Pledge Agreement, (c) assets of Entegris Asia used exclusively in the Taiwanese branch operated by Entegris Asia, and (d) other assets received by Entegris Asia from its Foreign Subsidiaries or otherwise in the ordinary course of business so long as such assets are transferred to Entegris within 30 days after receipt by Entegris Asia.

ARTICLE VII

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 7.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of any principal of any Loan when the same becomes due and payable, or default in the payment of any Reimbursement Obligation.

(b) Default in the payment of any interest on any Loan when the same becomes due and payable, or any default in the payment of any fees, costs or expenses required to be paid by any Borrower or Obligor under any Loan Document when the same becomes due and payable and such default continues for 3 consecutive Business Days.

(c) Default in the performance, or breach, of any Financial Covenant or any covenant or agreement of the Borrowers under Section 5.6, Section 5.7 or Article VI.

(d) Default in the performance, or breach, of any covenant or agreement of the Borrowers under Section 5.1 or Section 5.2, and the continuance of such default or breach for a period of 5 Business Days after any Borrower has or should reasonably have had notice thereof;

(e) Default in the performance, or breach, of any covenant or agreement of the Borrowers in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) or default in the performance, or breach, of any covenant or agreement of any Obligor in any other Loan Document (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) and the continuance of such default or breach for a period of 30 calendar days after any Borrower or any such Obligor has or should reasonably have had notice thereof.

(f)(i) Any Borrower or any Subsidiary shall be or become insolvent, however defined; or admit in writing its inability to pay debts as they mature; or make a general assignment for the benefit of its creditors; or cease to do business in the ordinary course; or (ii) any Borrower or any Subsidiary shall institute any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to itself under the laws of any jurisdiction; or any Borrower or any Subsidiary shall take any action to authorize any such proceeding; or any such proceeding shall be instituted against any Borrower or any Subsidiary and shall not be dismissed or discharged within 60 days after its commencement; or any Borrower or any Subsidiary shall admit all of the material allegations with respect to any such proceeding; or an order for relief or similar order shall be entered in any such proceeding; or (iii) any Borrower or any Subsidiary shall apply for the appointment of any receiver, trustee or similar officer for itself or for all or any substantially part of its property; or any Borrower or any Subsidiary shall take any action to authorize any such appointment; or an action for any such appointment shall be commenced by any other Person and such action shall not be dismissed or discharged within 60 days after its commencement; or any Borrower or any Subsidiary shall admit all of the material allegations with respect to any such action; or any such appointment shall be made, with or without the consent of the applicable Borrower or applicable Subsidiary; or (iv) a warrant, writ of attachment, execution or similar process shall be issued or levied against any substantial part of the property of any Borrower or any Subsidiary and shall not be fully released, stayed, vacated or bonded within 60 days after such issuance or levy.

(g) A petition shall be filed by any Borrower or any Subsidiary under the United States Bankruptcy Code naming any Borrower or any Subsidiary as debtor; or an involuntary petition shall be filed against any Borrower or any Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming any Borrower or any Subsidiary as debtor.

(h) Any representation or warranty made by any Borrower or any Subsidiary in any Loan Document or by the Borrowers (or any of its officers) in any request for a Credit Extension, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made.

(i) The rendering against any Borrower or any Subsidiary of a final judgment, decree, award or order for the payment of money in an amount (after deducting the portion thereof covered by proceeds of insurance) in excess of $15,000,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive calendar days without a stay of execution.

(j) Any judgment, writ, warrant of attachment, garnishment, levy or similar process shall be issued or levied against a substantial part of the property of any Borrower or any Subsidiary and such judgment, writ, warrant of attachment, garnishment, levy or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy.

(k) A default shall occur under any evidence of indebtedness, loan agreement, credit agreement, security agreement, mortgage or deed of trust, bond, debenture, note, securitization agreement or other evidence of indebtedness or similar obligation of any Borrower or any Subsidiary or under any indenture or other instrument under which any such evidence of indebtedness or similar obligation has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph unless (i) the obligee with respect to such indebtedness is a Lender, or (ii) the aggregate amount owing as to all such indebtedness as to which such defaults have occurred and are continuing is greater than $15,000,000.

(l) Any Loan Document or any provision thereof ceases to be in full force and effect for any reason other than as expressly permitted hereunder or thereunder; or any Borrower or any Subsidiary attempts to reject, terminate or rescind any Loan Document to which it is a party or any provision thereof, or contests in any manner the validity, binding nature or enforceability of any Loan Document to which it is a party or any provision thereof.

(m) Any Reportable Event which the Administrative Agent or the Required Lenders determine in good faith would reasonably be expected to constitute grounds for the termination of any Pension Plan under Section 4042 of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrowers by the Administrative Agent; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or any Borrower, any Subsidiary or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or any Borrower, any Subsidiary or any ERISA Affiliate, shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 430(j) of the Code or fails to make a contribution required (or seeks a waiver of any contribution required) with respect to any Pension Plan under Section 412 of the Code, which the Administrative Agent or the Required Lenders determine in good faith may by itself, or in combination with any such failures that the Administrative Agent or the Required Lenders may determine are likely to occur in the future, result in the imposition of a Lien on any assets of any Borrower or any Subsidiary in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multi-employer Plan which results or would reasonably be expected to result in a material liability of any Borrower or any Subsidiary to the Multi-employer Plan under Title IV of ERISA.

(n) Any Change of Control shall occur.

Section 7.2 Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured or waived to the written satisfaction of the Required Lenders, the Administrative Agent may (and, upon written request of the Required Lenders, the Administrative Agent shall) exercise any or all of the following rights and remedies:

(a) By notice to the Borrowers, declare the Commitments to be terminated, whereupon the same shall forthwith terminate.

(b) By notice to the Borrowers, declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.

(c) By notice to the Borrowers, require the Borrowers to Cash Collateralize the Borrowers’ Obligations with respect to undrawn Letters of Credit in an amount equal to 103% of the face amount of such Letters of Credit.

(d) Exercise and enforce the rights and remedies available to any Lender Party under any Loan Document.

(e) Exercise any other rights and remedies available to any Lender Party by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) or (g) with respect to any Borrower, the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind. Notwithstanding any other provision of the Loan Documents, no Lender Party (other than the Administrative Agent) may individually exercise any rights under or with respect to the Loan Documents that arise after an Event of Default without the consent of the Required Lenders.

Section 7.3 Right of Setoff. If an Event of Default shall have occurred and shall be continuing, each Lender Party and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of any Borrower or any Subsidiary against any and all of the obligations of such Borrower or such Subsidiary now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or any such Affiliate, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Subsidiary may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have. Each Lender Party will notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.4 Crediting of Payments and Proceeds. If all or any portion of the Obligations have been accelerated or the Administrative Agent has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Letter of Credit Issuer in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Letter of Credit Issuer and Swingline Lender in proportion to the respective amounts described in this clause payable to them);

(b) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause payable to them);

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lender Parties in proportion to the respective amounts described in this clause payable to them);

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lender Parties in proportion to the respective amounts described in this clause held by them);

(e) fifth, to the Administrative Agent for the account of the Letter of Credit Issuer, to Cash Collateralize any Letter of Credit Exposure then outstanding;

(f) sixth, to the remaining Obligations (ratably among the Lender Parties in proportion to the respective amounts described in this clause held by them); and

(g) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment and Authority. Each of the Lenders and the Letter of Credit Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Letter of Credit Issuer, and neither the Borrowers nor any of the Subsidiaries shall have rights (as a third party beneficiary or otherwise) of any of such provisions.

Section 8.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any Subsidiaries or any Affiliates of any Borrower that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Letter of Credit Issuer. Notwithstanding the foregoing or any other provision of this Agreement, the Administrative Agent shall not need the consent or direction of the Required Lenders to provide such notices as may be required as a prerequisite to a Default becoming an Event of Default.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a

Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Letter of Credit Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Letter of Credit Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 8.6 shall also constitute its resignation as Letter of Credit Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender; (ii) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

Section 8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Letter of Credit Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Letter of Credit Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons listed on the cover page hereof as “syndication agent,” “documentation agent,” “sole lead arranger” or “sole lead bookrunner” shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Letter of Credit Issuer hereunder.

Section 8.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Obligation is then due and payable and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under Sections 2.7(b), 2.12 and 9.6) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.6.

Section 8.10 Guaranty Matters. Each Lender Party hereby (a) irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any Guarantor or any Obligor (other than a Borrower) from its obligations under a Guaranty or under the Pledge Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (b) agrees that, upon request by the Administrative Agent at any time, it will confirm in writing the Administrative Agent’s authority to release any such Guarantor or such Obligor pursuant to this Section 8.10.

Section 8.11 Collateral Matters.

(a) Directions by Lender Parties. Each Lender Party hereby irrevocably authorizes the Administrative Agent to act as collateral agent of and for such Lender Party for purposes of holding, perfecting and disposing of any collateral under the Loan Documents and appoints the Administrative Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC financing statements. Without limiting the foregoing, each Lender Party authorizes and directs the Administrative Agent (i) to enter into any security document, including the Pledge Agreement, for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to any collateral or any security document that may be necessary to perfect and maintain perfected the Liens upon any collateral granted pursuant to any security document; (iii) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of all Commitments and payment in full of all Obligations (other than unasserted contingent indemnity obligations); (B) that is sold or to be sold as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document; (C) subject to Section 9.2, if approved, authorized or ratified in writing by the Required Lenders; or (D) in connection with any foreclosure sale or other disposition of any collateral after the occurrence of an Event of Default; and (iv) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document. Upon request by the Administrative Agent at any time, each Lender Party will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of collateral pursuant to this Section 8.11.

(b) Certain Actions by Administrative Agent. Subject to Section 8.11(a)(iii) and 8.11(a)(iv), the Administrative Agent shall (and is hereby irrevocably authorized by each Lender Party to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to the Administrative Agent herein or pursuant hereto upon the applicable collateral; provided that (i) the Administrative Agent shall not be required to execute any such document on terms that, in the Administrative Agent’s opinion, would expose the Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty; and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrowers or any other Obligor in respect of) all interests retained by any Borrower or any other Obligor, including the proceeds of the sale, all of which shall continue to constitute part of the collateral. In the event of any sale or transfer of collateral, or any foreclosure with respect to any of the collateral, the Administrative Agent shall be authorized to deduct all expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(c) No Obligations Regarding Certain Actions. The Administrative Agent shall have no obligation whatsoever to any Lender Party or any other Person to assure that any collateral exists or is owned by any Borrower or any other Obligor or is cared for, protected or insured, or that the Liens granted to the Administrative Agent herein or in any security document, including the Pledge Agreement, or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 8.11 or in any of the security documents, it being understood and agreed that in respect of any collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in any collateral as one of the Lenders, as Swingline Lender and as Letter of Credit Issuer.

(d) Appointment of Lender Parties as Agents. Each Lender Party hereby appoints each other Lender Party as agent for the purpose of perfecting the Administrative Agent’s or such Person’s security interest in assets that, in accordance with Article 9 of the UCC as enacted in any applicable jurisdiction, can be perfected only by possession. Should any such Person (other than the Administrative Agent) obtain possession of any such collateral, such Person shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Waiver; Cumulative Remedies. No failure or delay on the part of any Lender Party in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2 Amendments, Requested Waivers, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrowers or any other Obligor therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and, if the rights or duties of the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer are affected thereby, by the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer, as the case may be; provided, however, that no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by the Administrative Agent and each Lender affected thereby (and, as to clauses (d), (e), (f) and (g) hereof, all Lenders shall be deemed affected): (a) change the amount of any Commitment (except in accordance with Section 9.3(b)), (b) reduce the amount of any principal of or interest due on any Advances, the Unused Fees or any Letter of Credit Fees payable to a Lender hereunder, (c) postpone any date fixed for any payment of principal of or interest on any outstanding Advances or the Unused Fees or Letter of Credit Fees payable to a Lender hereunder, (d) change the definition of “Required Lenders,” (e) amend this Section 9.2 or any other provision of this Agreement requiring the consent or other action of the Required Lenders or any particular Lender, (f) except to the extent otherwise contemplated by this Agreement, release any Guaranty or (g) except to the extent otherwise contemplated by this Agreement, release, subordinate or terminate any Lien in all or substantially all of the collateral under the Pledge Agreement or any other security document. Notwithstanding anything to the contrary herein, no Lender who is at the time a Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender. Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

Section 9.3 Successors and Assigns; Register.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a Lien subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(B) In any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than the total amount of the Commitment or outstanding Loans of the assigning Lender.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except as follows:

(A) The consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.

(B) The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Facility if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with a Commitment in respect of such Facility.

(C) The consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ agent, solely for purposes of this Section 9.3(c), to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment or Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 9.3(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) relating to such assigned Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) forgive any indebtedness of the Borrowers under this Agreement or the Notes, (ii) agree to reduce the rate of interest charged under this Agreement, or (iii) agree to extend the final maturity of any indebtedness evidenced by the Notes, except as expressly provided by the terms of the Loan Documents, in each case to the extent that such amendment, modification or waiver would affect such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.3 as though it were a Lender, provided such Participant agrees to be subject to Section 9.4 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.16 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Assignment by Administrative Agent. The Administrative Agent may, without the consent of the Borrowers or the other Lender Parties, assign its rights and obligations as Administrative Agent hereunder and under the other Loan Documents to its parent or to any wholly owned subsidiary of its parent, and upon such assignment, the former Administrative Agent shall be deemed to have resigned, and such parent or wholly owned subsidiary shall be deemed to be a successor Administrative Agent.

Section 9.4 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

Section 9.5 Notices; Distribution of Information Via Electronic Means.

(a) Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by the Borrowers to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrowers, or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on an electronic delivery system such as IntraLinks or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(b) Notice by Electronic Means. Each Lender agrees (i) on or before the date it becomes a party to this Agreement, to notify the Administrative Agent in writing of the e-mail address(es) to which a notice under this Agreement (a “Notice”) may be sent to it and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for it and (ii) that any Notice may be sent to such e-mail address(es). Each Lender agrees that an e-mail message notice to it (as provided in the previous sentence) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.

(c) Notices By Other Means. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan

Documents shall be in writing (including facsimile transmission or e-mail) and shall be sent to the applicable party at its address, e-mail address or facsimile number set forth on Exhibit A or on any Administrative Questionnaire, or as to each party, at such other address, e-mail address or facsimile number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.5. All such notices, requests, demands and other communications shall be effective (i) when received, if sent by facsimile, e-mail, hand delivery or overnight courier, or (ii) three Business Days after the date when sent by registered or certified mail, postage prepaid; provided, however, that notices or requests to any Lender Party pursuant to any of the provisions of Article II shall not be effective until received by such Lender Party.

Section 9.6 Expenses; Indemnity; Damage Waiver

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lenders and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel), in connection with the syndication of the credit facility provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.6, or (B) in connection with the Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify each Lender Party and each Affiliate of any Lender Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel) incurred by any Indemnitee or asserted against any Indemnitee by any third party or Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) any presence or release of Hazardous Substances on or from any property owned or operated by any Obligor or its Subsidiaries, or any liability arising from any alleged breach of

Environmental Laws related in any way to any Obligor or its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.6 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Affiliate of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Affiliate, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.23.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 9.6 shall be payable promptly after demand therefor.

(f) Survival. The agreements in this Section 9.6 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination in full of all of the Commitments and the payment, satisfaction or discharge in full of all the other Obligations.

Section 9.7 Replacement of Non-Consenting Lenders and Defaulting Lenders. If any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment to or waiver of any Loan Document or provision thereof, which amendment or waiver requires unanimous consent of all the Lenders, or all the Lenders with a Commitment for a particular Facility, in order to be effective, or if any Lender is a Defaulting Lender, then the Administrative Agent may or the Borrowers may (but neither shall be obligated to), upon notice to the Non-Consenting Lender or Defaulting Lender (and the Administrative Agent, if applicable), require the Non-Consenting Lender or Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.3) all of its interests, rights, duties and obligations under this Agreement and the Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that:

(a) if it is an assignment at the request of the Borrowers, the Borrowers shall have received the prior written consent of the Administrative Agent (and if the Commitment and Loans of a Revolving Lender are being assigned, the Letter of Credit Issuer), which consent shall not be unreasonably withheld,

(b) if it is an assignment at the request of the Administrative Agent and there is no Event of Default, the Borrowers shall have consented to such assignment (and if the Commitment and Loans of a Revolving Lender are being assigned, the Letter of Credit Issuer shall have consented), which consents shall not be unreasonably withheld,

(c) in the case of a Non-Consenting Lender, the interests, rights, duties and obligations of all Non-Consenting Lenders are similarly assigned to Eligible Assignees, and

(d) the Non-Consenting Lender or Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and participations in unreimbursed Letter of Credit Exposure (to the extent of disbursements made under outstanding Letters of Credit) and Swingline Advances, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the Eligible Assignee (to the extent of such outstanding principal, accrued interest and accrued fees) or the Borrowers (in the case of all other amounts).

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. The Loan Documents and all claims, disputes and proceedings under or arising in connection with the Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota (other than its conflicts of laws rules), except to the extent the law of any other jurisdiction applies as to the perfection or enforcement of the Lenders’ Lien in any collateral and except to the extent expressly provided to the contrary in any Loan Document.

(b) Jurisdiction. Each Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and each

Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to such Borrower at its respective addresses specified in Section 9.5 above. Each Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 9.8(b) shall affect the right of the Administrative Agent or any Lender Party to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender Party to bring any action or proceeding against any Borrower or its property in the courts of other jurisdictions.

(c) WAIVER OF JURY TRIAL. EACH BORROWER AND THE LENDER PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 9.9 Integration; Inconsistency. This Agreement, together with the Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. If any provision of a Loan Document is inconsistent with or conflicts with a comparable or similar provision appearing in this Agreement, the comparable or similar provision in this Agreement shall govern.

Section 9.10 Agreement Effectiveness. This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 9.11 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

Section 9.12 Binding Effect; No Assignment by Borrower. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender Parties and their respective successors and assigns; provided, however, that the Borrowers may not assign any or all of its rights or obligations hereunder or any of its interest herein without the prior written consent of the Required Lenders.

Section 9.13 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.14 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.15 Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 9.16 Customer Identification – USA Patriot Act Notice. The Administrative Agent hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Obligor, which information includes the name and address of each Obligor and such other information that will allow each Lender to identify each Obligor in accordance with the Act.

Signature pages follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTEGRIS, INC.

By:	/s/ Gregory B. Graves
Name:	Gregory B. Graves
Title:	Chief Financial Officer, Executive
Vice President and Treasurer

POCO GRAPHITE, INC.

By:	/s/ Gregory B. Graves
Name:	Gregory B. Graves
Title:	Vice President and Treasurer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Lender, Letter of Credit Issuer and Swingline Lender

By:	/s/ Sharlyn G. Rekenthaler
Name:	Sharlyn G. Rekenthaler
Title:	Vice President

Signature Page to Credit Agreement

CITIBANK, N.A., as Lender

By:	/s/ Ahu Gures
Name: Ahu Gures
Title: Vice President

Signature Page to Credit Agreement

Exhibit A

COMMITMENTS AND ADDRESSES

Name	Commitment Amounts	Notice Address
Entegris, Inc.	N/A	Entegris, Inc. 117 Jonathan Boulevard North Chaska, Minnesota 55318 Attention: Chief Financial Officer Facsimile: (952) 556-4480 E-mail: greggraves@entegris.com

POCO Graphite, Inc.	N/A	POCO Graphite, Inc. 117 Jonathan Boulevard North Chaska, Minnesota 55318 Attention: Chief Financial Officer Facsimile: (952) 556-4480 E-mail: greggraves@entegris.com

Wells Fargo Bank, National Association, as Administrative Agent	N/A	Wells Fargo Bank, National
Association

MAC N9307-230

7900 Xerxes Avenue South

Suite 2300

Bloomington, Minnesota 55431

Attention: Sharlyn G. Rekenthaler

Facsimile: (612) 316-4187

E-mail:
sharlyn.g.rekenthaler@wellsfargo.com

Wells Fargo Bank, National Association, as a Lender	Revolving Commitment: $15,000,000	Wells Fargo Bank, National
Association

MAC N9307-230

7900 Xerxes Avenue South

Suite 2300

Bloomington, Minnesota 55431

Attention: Sharlyn G. Rekenthaler

Facsimile: (612) 316-4187

E-mail:
sharlyn.g.rekenthaler@wellsfargo.com

Exhibit A-1

Citibank N.A.	Revolving Commitment: $15,000,000	Citibank, N.A. Citi-Technology Banking 388 Greenwich Street 37th Floor New York, New York 10013 Attention: Ahu Gures Facsimile: (646) 688-1841 E-mail: ahu.gures@citi.com

Exhibit A-2

Exhibit B

Revolving Note

$	,

                    , 2011

For value received, Entegris, Inc., a Delaware corporation (“Entegris”) and POCO Graphite, Inc., a Delaware corporation (“POCO Graphite”, together with Entegris, the “Borrowers”, and each a “Borrower”), jointly and severally promise to pay to the order of                                         , a                                         (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of                                         Dollars ($            ) or, if less, the aggregate unpaid principal amount of all Revolving Advances (as defined in the Credit Agreement) made by the Lender to the Borrowers under the Credit Agreement dated June 9, 2011, by and among the Borrowers, the Lender, certain other Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest on the unpaid principal balance hereof at such interest rates and payable at such times as are specified in the Credit Agreement.

This Note is a Revolving Note as defined in the Credit Agreement, and is issued subject, and pursuant, to the Credit Agreement, which among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.

The Borrowers shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced. The obligations of the Borrowers hereunder shall be joint and several.

Exhibit B-1

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

ENTEGRIS, INC.

By:
Name:
Title:

POCO GRAPHITE, INC.

By:
Name:
Title:

Exhibit B-2

Exhibit C

Swingline Note

$10,000,000	,
, 2011

For value received, Entegris, Inc., a Delaware corporation (“Entegris”) and POCO Graphite, Inc., a Delaware corporation (“POCO Graphite”, together with Entegris, the “Borrowers”, and each a “Borrower”), jointly and severally promise to pay to the order of                                         , a                                         (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) or, if less, the aggregate unpaid principal amount of all Swingline Advances (as defined in the Credit Agreement) made by the Lender to the Borrowers under the Credit Agreement dated June 9, 2011, by and among the Borrowers, the Lender, certain other Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest on the unpaid principal balance hereof at such interest rates and payable at such times as are specified in the Credit Agreement.

This Note is the Swingline Note as defined in the Credit Agreement, and is issued subject, and pursuant, to the Credit Agreement, which among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.

The Borrowers shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced. The obligations of the Borrowers hereunder shall be joint and several.

Exhibit C-1

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

ENTEGRIS, INC.

By:
Name:
Title:

POCO GRAPHITE, INC.

By:
Name:
Title:

Exhibit C-2

Exhibit D

Request for Borrowing, Conversion or Rollover

                     ,

TO:	Thuy Frantilla

Wells Fargo Bank, National Association

MAC D1109-019

1525 W. WT Harris Blvd.

1st Floor

Charlotte, North Carolina 28262-85222

Phone: (704) 590-4880

Email: Thuy.Frantilla@wachovia.com

Wells Fargo Bank, National Association, as Administrative Agent

MAC N9307-230

7900 Xerxes Avenue South

Suite 2300

Bloomington, Minnesota 55431

Attention: Sharlyn G. Rekenthaler

Phone: (612) 316-4187

Email: sharlyn.g.rekenthaler@wellsfargo.com

We refer to that certain Credit Agreement dated June 9, 2011 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) among Entegris, Inc., POCO Graphite, Inc., certain Lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

BORROWING REQUEST:

Line	Rate Type	Notice Due	1/2/3 mo. Interest Period	Borrowing Date	Borrowing Amount
Swing	Base	Same Day /1pm	—		$

Revolver	Base	1 Business Day / Noon	—		$

Revolver	LIBOR	3 Business Days / Noon	1 month		$

Revolver	LIBOR	3 Business Days /Noon	2 month		$

Revolver	LIBOR	3 Business Days /Noon	3 month		$

Exhibit D-1

CONVERSION / ROLLOVER REQUEST:

Line	Rate Type	Notice Due	Conversion To	1/2/3 mo. Interest Period	Borrowing Date	Borrowing Amount
Swing	Base	1 Business Day / Noon	Revolver Base	—		$

Swing	Base	3 Business Days / Noon	Revolver LIBOR	x month		$

Revolver	Base	3 Business Days / Noon	Revolver LIBOR	1 month		$

Revolver	Base	3 Business Days / Noon	Revolver LIBOR	2 month		$

Revolver	Base	3 Business Days / Noon	Revolver LIBOR	3 month		$

Revolver	LIBOR	3 Business Days / Noon	Revolver Base	—		$

Revolver	LIBOR	3 Business Days / Noon	Revolver LIBOR	x month		$

PAYDOWN INSTRUCTIONS:

Line	Rate Type	Notice Due	Maturing 1/2/3 mo. Interest Period	Paydown Date	Paydown Amount
Swing	Base	Same Day / Noon	—		$

Revolver	Base	Same Day / Noon	—		$

Revolver	LIBOR	Same Day / Noon	x month		$

This constitutes a Notice of Borrowing, Conversion or Continuation under the Credit Agreement. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement and references to Sections refer to Sections of the Credit Agreement.

The portion that is completed above constitutes, as applicable (a) if the first portion above, a request for Loans, under Section 2.2, (b) if the second portion above, a request for a conversion or continuation of Loans under Section 2.4, or (c) if the third portion above, a notice of prepayment under Section 2.14 or payment under Section 2.15 of an outstanding Loan, each as specified above.

Exhibit D-2

The Borrowers certify that (a) if this is a request for a Loan, the conditions precedent of Section 3.2 have been satisfied, and (b) if this is a request for conversion of a Loan into a LIBOR Loan, or continuation of a LIBOR Loan into a new LIBOR Loan, no Default or Event of Default exists (as provided in Section 2.4).

ENTEGRIS, INC.

By:
Name:
Title:

POCO GRAPHITE, INC.

By:
Name:
Title:

Exhibit D-3

Exhibit E

Certificate of Responsible Officer as to Financial Statements

                    ,

TO:	Wells Fargo Bank, National Association, as Administrative Agent

MAC N9307-230

7900 Xerxes Avenue South

Suite 2300

Bloomington, Minnesota 55431

Attention: Sharlyn G. Rekenthaler

RE:	Financial Statements – Entegris, Inc. and POCO Graphite, Inc. (the “Borrowers”)

We refer to that certain Credit Agreement dated June 9, 2011 (as amended, supplemented or otherwise modified to date, the “Credit Agreement”) among Entegris, Inc. (“Entegris”) and POCO Graphite, Inc. (“POCO Graphite”), certain Lenders from time to time party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

I am the duly qualified and acting Chief Financial Officer of Entegris, and I am familiar with the financial statements and financial affairs of Entegris and its Subsidiaries and am authorized to execute this Certificate on behalf of Entegris.

Pursuant to Section 5.1(a) or (b), as applicable, of the Credit Agreement, attached are the required unaudited financial statements of Entegris and its Subsidiaries as of                     (the “Covenant Compliance Date”). I certify that such consolidated financial statements have been prepared in accordance with GAAP, subject to year-end adjustments and the addition of footnotes, fairly present, in all material respects, the financial condition of Entegris and its Subsidiaries as of the Covenant Compliance Date and the results of the operations of Entegris and its Subsidiaries for the period then ended, and conform to the requirements of Section 5.1(a) or (b), as applicable, of the Credit Agreement.

Events of Default. (Check one):

☐	The undersigned does not have knowledge of the occurrence of a Default or Event of Default Under the Credit agreement.

☐	The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect thereto.

Exhibit E-1

A. Financial Covenants. I further hereby certify as follows:

1. Maximum Capital Expenditures. Pursuant to Section 5.9 of the Credit Agreement, for the fiscal year-to-date period ending as of the Covenant Compliance Date, the aggregate amount of Capital Expenditures of the Consolidate Group was $            , which ☐ satisfies ☐ does not satisfy the requirement that Capital Expenditures not exceed $60,000,000 for such fiscal year-to-date period.

2. Cash Flow Leverage Ratio. Pursuant to Section 5.10 of the Credit Agreement, as of the Covenant Compliance Date, the Cash Flow Leverage Ratio of the Consolidated Group was             to 1.00 which ☐ satisfies ☐ does not satisfy the requirement that such ratio be not greater than 3.00 to 1.00 on the Covenant Computation Date.

3. Minimum Liquidity. Pursuant to Section 5.11 of the Credit Agreement, as of the Covenant Compliance Date, the Borrowers have maintained Qualified Cash of not less than (a) $            in the aggregate within the Consolidated Group as of such Covenant Compliance Date and (b) $            in the aggregate at all times within the Borrowers in accounts maintained in the United States with Wells Fargo or an Affiliate of Wells Fargo, which ☐ satisfies ☐ does not satisfy the requirement that Qualified Cash not be less than (a) $25,000,000 in the aggregate within the Consolidate Group as of the Covenant Compliance Date and (b) $10,000,000 in the aggregate at all times within the Borrowers in accounts maintained in the United States with Wells Fargo or an Affiliate of Wells Fargo. For purposes of determining compliance with the provisions of Section 5.11 of the Credit Agreement, any Qualified Cash which is held by any Foreign Subsidiary has been valued at sixty-five percent (65%) of the applicable currency value.

B. Negative Covenants. I further hereby certify that:

1. Liens. Liens on assets of the Borrowers and the Subsidiaries ☐ comply ☐ do not comply with the requirements of Section 6.1 of the Credit Agreement.

2. Debt. Debt of the Borrowers and the Subsidiaries ☐ comply ☐ do not comply with the requirements of Section 6.2 of the Credit Agreement.

4. Investments. Investments of the Borrowers and the Subsidiaries ☐ comply ☐ do not comply with the requirements of Section 6.3 of the Credit Agreement.

5. Restricted Payments. Restricted Payments of Entegris ☐ comply ☐ do not comply with the requirements of Section 6.4 of the Credit Agreement.

Exhibit E-2

Set forth on Schedule I attached hereto are all relevant facts in reasonable detail to evidence and to compute (A) EBITDA and the Total Funded Debt of the Consolidated Group for purposes of establishing compliance with the Financial Covenants and (B) whether or not the Borrowers are in compliance with the Financial Covenants referred to above.

ENTEGRIS, INC.

By:
Name:
Title:

POCO GRAPHITE, INC.

By:
Name:
Title:

Exhibit E-3

Annex I

to Exhibit E

Financial Covenant Calculations

*[Form to be agreed upon by Wells Fargo and the Borrowers]*

Exhibit E-4

Exhibit F

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit F-1

(i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Borrower(s):

4.	Administrative Agent: , as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of June 9, 2011, among Entegris, Inc., POCO Graphite, Inc., the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	CUSIP Number
			$	$
			$	$
			$	$

[7. Trade Date:             ]9

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit F-2

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.

Exhibit F-3

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Name:
Title:

[Consented to:]12

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[12]	To be added only if the consent of the Borrowers and/or other parties (e.g. Swingline Lender, Letter of Credit Issuer) is required by the terms of the Credit Agreement.

Exhibit F-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 9.3(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit F-5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Minnesota.

Exhibit F-6

Schedule 2.7(a)

Existing Letters of Credit

1.	Wells Fargo Letter of Credit Number: **********

Amount of Letter of Credit: $250,000

2.	Wells Fargo Letter of Credit Number: **********

Amount of Letter of Credit: $100,000

3.	Wells Fargo Letter of Credit Number: **********

Amount of Letter of Credit: $120,000

Schedule 2.7(a)-1

Schedule 4.4

Organization Chart

Wholly-Owned Subsidiaries

Issuer	Issuer’s Jurisdiction of Organization	Interest Issued	Owner	Percentage Ownership
Entegris Pacific Ltd. (Guarantor)	Delaware	1,001 Shares Common Stock	Entegris, Inc.	100%

Entegris Asia LLC	Delaware	1,000 Units LLC Units	Entegris, Inc.	100%

Entegris Specialty Materials, LLC (Guarantor)	Delaware	100 Units LLC Units	Entegris, Inc.	100%

Poco Graphite, Inc. (Borrower)	Delaware	10 Shares Common Stock	Entegris Specialty Materials, LLC	100%

Poco Graphite International, Inc. (Guarantor)	Delaware	1,000 Shares Common Stock	Poco Graphite, Inc.	100%

Entegris International Holdings B.V.	The Netherlands	180 Shares Share Capital	Entegris, Inc.	100%

Entegris GmbH	Germany	1 Share with nominal value of DEM 90,100	Entegris, Inc.	10%

		1 Share with nominal value of DEM 810,900	Entegris International Holdings B.V.	90%

Schedule 4.4-1

Issuer	Issuer’s Jurisdiction of Organization	Interest Issued	Owner	Percentage Ownership

Entegris (Shanghai) Microelectronics Trading Company Limited	People’s Republic of China	US$200,000 Registered Capital	Entegris Pacific Ltd.	100%

Poco Graphite S.A.R.L.	France	450 Shares 50 Shares Corporate Capital	Poco Graphite, Inc. Poco Graphite International, Inc.	90% 10%

Entegris Singapore Pte. Ltd.	Singapore	100,001 Shares Ordinary Shares	Entegris Asia LLC	100%

Entegris Taiwan Technologies Co., Ltd.	Taiwan	50,000 Shares Common Shares	Entegris Asia LLC	100%

Entegris (Malaysia) Sdn. Bhd.	Malaysia	30,000,000 Shares Ordinary Shares	Entegris, Inc.	100%

Entegris Korea Ltd.	Korea	564,839 Shares Common Shares	Entegris Asia LLC	100%

Pureline Co., Ltd.	Korea	Entegris Asia LLC 30,556 Shs. (62%)* Entegris Korea Ltd. 18,333 Shs. (38%)* Common Shares	Entegris Asia LLC 30,556 Shs. (62%)* Entegris Korea Ltd. 18,333 Shs. (38%)*	100%

Entegris Ireland Limited	Ireland	2 Shares Ordinary Shares	Entegris International Holdings B.V.	100%

Schedule 4.4-2

Issuer	Issuer’s Jurisdiction of Organization	Interest Issued	Owner	Percentage Ownership
Entegris SAS	France	155,155 Shares Common Shares	Entegris International Holdings B.V.	100%

Entegris Cleaning Process (ECP) SAS	France	231,259 Shares Common Shares	Entegris International Holdings B.V.	100%

Entegris Israel, Ltd.	Israel	2,000 Shares Ordinary Shares	Entegris International Holdings B.V.	100%

Nihon Entegris K.K.	Japan	1,640,000 Shares	Entegris International Holdings B.V.	100%

Entegris Pte. Ltd.	Singapore	2 Shares Ordinary Shares	Entegris Singapore Pte. Ltd.	100%

Entegris (UK) Limited and Entegris Materials Integrity India Private Limited are currently inactive and are each in a dissolution/winding up process. These entities would be treated as newly formed or acquired Subsidiaries under Section 5.8 if they became active again at any time in the future.

Schedule 4.4-3

Affiliates

Issuer	Issuer’s Jurisdiction of Organization	Interest Issued	Owner	Percentage Ownership
Entegris Precision Technology Corporation	Taiwan	6,500,000 Shares Common Stock	Entegris, Inc.	50%

Schedule 4.4-4

Schedule 4.7

Litigation

None.

Schedule 4.7-1

Schedule 4.12

Environmental Matters

None.

Schedule 4.12-1

Schedule 6.1

Liens in Existence on the Date of this Agreement*

	Secured Party	UCC Ref Number	Property Covered by such Lien
1.	U.S. Bancorp Oliver-Allen Technology Leasing (amended by 5297668 and continued)	21903297	PBX Console Phone System, Equipment leased pursuant to Master Lease dated 6.21.02

2.	National City Vendor Finance LLC	63423910	Specific equipment

3.	Sun Microsystems Global Financial Services, A Sun Microsystems, Inc. Business	64032686	All equipment and related items subject to Master Lease Agreement No. 4167924 and related Lease Schedules

4.	US Bancorp	20071248052 20072087244 200714905552 200714909302	Leased copiers Copiers Leased copiers Leased copiers

5.	Wells Fargo Bank, National Association	20072554227 20090533940 20090081734

6.	De Lage Landen Financial Services	20024106889	Leased Nissan models AP30JLP

7.	Data Sales Co., Inc. / Data Sales Company	200716870405

200716932769

200718331211

200810126702

200810323159

200811764614

200811944282

200813457082

200813962868

200914859517

200915961088

200917195868

200918070746

20109808195

201020167584

201021203863

201022269335

20112287532

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Leased equipment

Schedule 6.1-1

8.	Hegman Machine Tool, Inc.	201022026247	(1) Trumpf 3020 Laser Marker, including Pilot Laser, Workstation, Fume Extractor and Navigating Software

9.	Carl Zeiss NTS, LLC	201123562761	Specific equipment

*	Excluding Liens to be released pursuant to the terms of the payoff letter from Wells Fargo Bank, National Association, as administrative agent, on or about the date of this Agreement.

Schedule 4.4-2

Schedule 6.2

Debt in Existence on the Date of this Agreement

1.	Line of Credit between Nihon Entegris K.K. and Sumitomo Mitsui Banking Corporation, in the principal amount of JPY 1.0 billion.

2.	Line of Credit between Nihon Entegris K.K. and Mizuho Bank, in the principal amount of JPY 200 million.

3.	Uncommitted bilateral overdraft credit line to be entered into with Citibank for $15 million (equivalent), and likely to be in favor of Entegris International Holdings B.V.

4.	Debt included in the following table:

Entegris Entity (Applicant)	Beneficiary	Citi Reference Number	Citi GFRN	Effective Date	Expiration Date	Auto- renew	Currency	Local CCY Amount	USD Equivalent Amount
ENTEGRIS MALAYSIA SDN BHD	NUR DISTRIBUTION SDN BHD	**********	**********	7/21/2010	7/31/2011	NO	MYR	20,000.00	6,751.00

ENTEGRIS MALAYSIA SDN BHD	NUR DISTRIBUTION SDN BHD	**********	**********	7/21/2010	7/31/2011	NO	MYR	575,000.00	194,093.00

ENTEGRIS MALAYSIA SDN BHD	NUR DISTRIBUTION SDN BHD	**********	**********	7/21/2010	7/31/2011	NO	MYR	783,000.00	264,304.00

ENTEGRIS MALAYSIA SDN BHD	NUR DISTRIBUTION SDN BHD	**********	**********	11/1/2010	7/31/2011	NO	MYR	594,000.00	200,506.00

ENTEGRIS MALAYSIA SDN BHD	KETUA PENGARAH KASTAM MALAYSIA	**********	**********	4/15/2011	4/30/2013	NO	MYR	400,000.00	135,021.00

ENTEGRIS ASIA LLC TAIWAN BRANCH	Ino Tera Memories Inc	**********	**********	08/26/2010	05/05/2011	No	TWD	1,200,000.00	41,958.00

Schedule 6.2-1

ENTEGRIS ASIA LLC TAIWAN BRANCH	Nan Ya Technology Corp	**********	**********	04/27/2011	12/31/2011	No	TWD	1,200,000.00	41,958.00

ENTEGRIS ASIA LLC TAIWAN BRANCH	Taipei Customs	**********	**********	01/05/2011	01/04/2012	No	TWD	6,000,000.00	209,790.00

ENTEGRIS ASIA LLC TAIWAN BRANCH	Taipei Customs	**********	**********	01/05/2011	01/04/2012	No	TWD	3,000,000.00	104,895.00

		**********	**********

ENTEGRIS GMBH	IVG Business Park	**********	**********	7/13/2006	Open ended	N/A	EUR	42,983.42	38,552.00

ENTEGRIS GMBH	Hauptzollamt	**********	**********	11/28/2006	Open ended	N/A	EUR	120,000.00	178,044.00

									1,415,872.00

Schedule 4.4-2

Schedule 6.3

Investments in Existence on the Date of this Agreement

Issuer	Issuer’s Jurisdiction of Organization	Interest Issued	Owner	Percentage Ownership
NexPlanar Corporation	Delaware	383,488 Shares Series D Preferred Stock 383,487 Shares Series D-1 Preferred Stock	Entegris, Inc.	7%

Schedule 6.3-1